UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ALTICE USA, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2025 Notice of Annual Meeting and Proxy Statement

June 11, 2025
Virtual meeting at 9:00 a.m. Eastern Daylight Time
www.virtualshareholdermeeting.com/ATUS2025
Altice USA, Inc.
1 Court Square West, Long Island City, New York 11101

Altice USA, Inc.
1 Court Square West, Long Island City, New York 11101

Dear Stockholder:
This year’s annual meeting of stockholders will be a completely virtual meeting, conducted solely online through an audio webcast on June 11, 2025 at 9:00 a.m., Eastern Daylight Time. You will be able to attend the virtual annual meeting by logging in at www.virtualshareholdermeeting.com/ATUS2025. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card.
The attached proxy statement provides information on how to participate in the 2025 virtual annual meeting and how to vote your shares and explains the matters to be voted upon in detail.
Your vote is important to us. Stockholders may vote by using a toll-free telephone number or over the Internet. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided.

Sincerely,
Dennis Mathew
Chairman and Chief Executive Officer
April 28, 2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF ALTICE USA, INC.

Time:    9:00 a.m., Eastern Daylight Time
Date:    June 11, 2025
Place:    There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/ATUS2025 and using the 16-digit control number provided on the Notice or your proxy card.
Purpose:
•Elect nine directors
•Ratify appointment of independent registered public accounting firm
•Hold an advisory vote on executive compensation
•Hold an advisory vote to determine the frequency of the stockholder vote on executive compensation
•Approve charter amendment
•Conduct other business if properly raised
Only stockholders of record on April 17, 2025 may vote at the annual meeting.
Your vote is important. We urge you to vote your shares by telephone, over the Internet or, if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
Important Notice: Our 2024 Annual Report on Form 10-K and the 2025 Proxy Statement are available at:
https://investors.alticeusa.com/sec-filings/

By order of the Board of Directors,
Michael E. Olsen
General Counsel and Chief Corporate Responsibility Officer
April 28, 2025

GENERAL INFORMATION
HOW TO VOTE
The 2025 Annual Meeting of Stockholders of Altice USA, Inc. (“Altice USA,” the “Company,” “we,” “us” and “our”) will take place on June 11, 2025 at 9:00 a.m. Eastern Daylight Time.
This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. Please go to www.virtualshareholdermeeting.com/ATUS2025 for instructions on how to attend and participate in the annual meeting. Any stockholder may attend and listen live to the webcast of the annual meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 9:00 a.m., Eastern Daylight Time, on June 11, 2025. We encourage you to access the meeting prior to the start time.
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials. There is no charge to you for requesting a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of proxy materials may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis.
You may vote by telephone, over the Internet, or if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
VOTING RIGHTS
Only holders of the Company’s Class A common stock (“Class A common stock”) and the Company’s Class B common stock (“Class B common stock”) (together, the “Altice USA common stock”), as recorded in our stock register at the close of business on April 17, 2025, may vote at the annual meeting. On April 17, 2025, there were 283,502,205 shares of Class A common stock and 184,223,813 shares of Class B common stock issued and outstanding. As of the date of this proxy statement, the Company has not issued any shares of its Class C common stock or its preferred stock.
Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.
HOW PROXIES WORK
The Company’s Board of Directors (the “Board”) is asking for your proxy. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in Proposal 1 in this proxy statement, for Proposals 2, 3 and 5 and for "3 Years" for Proposal 4.
The Notice contains instructions for telephone and Internet voting. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against Proposals 2, 3 and 5, for "3 Years," "2 Years" or "1 Year" for Proposal 4 or abstain from voting on Proposals 2, 3, 4 and 5.
You may receive more than one Notice or proxy or voting card depending on how you hold your shares. If you hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote.
REVOKING A PROXY
A stockholder may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company (the “Corporate Secretary”) a revocation of the proxy in writing so that it is received by the Company prior to the annual meeting at 1 Court Square West, Long Island City, New York 11101. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and will first be sent to stockholders on or about May 1, 2025. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
VOTES NEEDED
The vote required for Proposal 1 for the election of directors by stockholders, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. For purposes of this paragraph, a ‘majority of the votes cast’ means that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director. In any contested election of directors, the nominees receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected. Abstentions and “broker non-votes” (as defined below) will not count as votes either ‘for’ or ‘against’ a nominee. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders.
Approval of Proposals 2, 3 and 4 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the meeting or represented by proxy and entitled to vote on the subject matter. For Proposals 2, 3 and 4, an abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.
Approval of Proposal 5 requires the affirmative vote of a majority of the voting power of the outstanding common stock entitled to vote thereon. Abstentions and broker non-votes will be counted as present and entitled to vote on the proposal and will have the effect of a negative vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 2 to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares with respect to Proposal 2 at its discretion. For all other proposals, including the election of directors, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for Proposals 1, 3, 4 and 5 because they do not represent shares present and entitled to vote.
QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the annual meeting must be represented at the annual meeting, either by proxy or present at the internet meeting.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

BOARD AND GOVERNANCE PRACTICES
OVERVIEW
The board of directors (the “Board of Directors” or the “Board”) of Altice USA currently consists of nine members: Dennis Mathew (Chairman), Patrick Drahi, David Drahi, Dexter Goei, Mark Mullen, Dennis Okhuijsen, Susan Schnabel, Charles Stewart and Raymond Svider. Each member has been nominated for election at the 2025 annual meeting of stockholders. See Proposal 1 below for more information.
The following section provides an overview of our Board practices, Board committee responsibilities, leadership structure, risk oversight, governance practices and director compensation.

Board Independence	•Our Board has determined that three out of nine of our directors qualify as “independent” under the New York Stock Exchange (“NYSE”) Listing Standards.
Board Committees
•We have two committees of the Board—the Audit Committee and the Compensation Committee—each of which is composed entirely of independent directors.
•Each of our committees operates under its respective written charter and reports regularly to the Board concerning its activities.

Executive Sessions	•Our Board holds executive sessions of non-management directors. •The non-management directors specify the procedure to designate the director who will preside at each executive session.
Board Oversight of Risk
•Risk management is overseen by our Board with support from the Audit and Compensation Committees.
•Our Compensation Committee reviews whether there are risks arising from our compensation practices to ensure that those practices encourage management and other employees to act in the best interests of our stockholders.

Corporate Governance Guidelines	•Our Board operates under our Corporate Governance Guidelines, which define director qualification standards and other appropriate governance procedures.
Annual Election of Directors	•Our second amended and restated bylaws (“Second Amended and Restated Bylaws”) provide for the annual election of all directors.
Majority Voting
•In accordance with our Second Amended and Restated Bylaws, all questions presented to stockholders, other than in respect of the election of directors, are decided by the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote, unless otherwise required under applicable law.
•For the election of directors by stockholders, other than in a contested election of directors, the vote required is the affirmative vote of a majority of the votes cast with respect to a director nominee.

Related Party Transactions
•Our Related Party Transaction Approval Policy requires the Audit Committee to review and approve, or take such other action as it may deem appropriate with respect to, any transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” under the related party disclosure requirements of the SEC has an interest, on the other hand.
•The Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.

Open Lines of Communication
•Our Board promotes open and frank discussions with senior management.
•Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense.

Self-Evaluation	•Our Board and each of the Committees conduct annual self-evaluations.

Our Board
Our Board is composed of nine members, three of whom have been determined by the Board to be independent directors under applicable NYSE corporate governance standards. Mr. Dennis Mathew is the Chairman of our Board.
•Under the Amended and Restated Stockholder Agreement (the “A&R Stockholder Agreement”) entered into on August 2023 with Next Alt S.à r.l. (“Next Alt”), a wholly-owned and controlled personal holding company of Mr. Patrick Drahi, Next Alt has the right to designate a number of directors to the board (the “Next Alt Designees”) based on Next Alt’s voting power as follows:
◦if Next Alt, Mr. Patrick Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “Drahi Group”) beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock: (i) the Company will cause the Board to consist of a majority of directors nominated by Next Alt and (ii) for so long as the Board consists of nine members, Next Alt will have the right to designate six directors to the Board;
◦if the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number;
◦if the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board;
◦if a director designated by Next Alt resigns or is removed from the Board, only another director designated by Next Alt may fill the vacancy; and
◦in the event Mr. Patrick Drahi is not a member of our Board, one representative of the Drahi Group will have board observer rights so long as the Drahi Group beneficially owns, in the aggregate, at least 20% of the voting power of our outstanding capital stock.
Messrs. Patrick Drahi, David Drahi, Goei, Okhuijsen and Stewart are Next Alt Designees to our Board.
Our Board Meeting Quorum Requirements
Our Third Amended and Restated Certificate of Incorporation has the following quorum requirements for meetings of the Board:
•a majority of the number of directors then in office will constitute a quorum;
•in the event Next Alt is entitled to nominate three or more directors to the Board pursuant to the A&R Stockholder Agreement, such quorum must include (i) the Chairman of the board of managers of Next Alt nominated by Next Alt to the Board pursuant to the A&R Stockholder Agreement and two other directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement or (ii) in the event the Chairman of the board of managers of Next Alt is not a member of the Board, three directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement; and
•in the event Next Alt is entitled to nominate one or two directors to the Board pursuant to the A&R Stockholder Agreement and such directors are elected to the Board by the stockholders of the Company, a quorum must include each of the directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement.
MEETINGS
The Board met four times in 2024. Each of our directors in 2024 attended at least 75 percent of the meetings of the Board and the committees of the Board on which he or she served.
We encourage our directors to attend annual meetings of stockholders. Three of our directors who served at the time of our 2024 annual meeting attended that meeting.
COMMITTEES
The Board has two standing committees: the Audit Committee and the Compensation Committee, each of which consists entirely of independent board members.

AUDIT COMMITTEE
Committee members: Messrs. Mullen (Chairman) and Svider and Ms. Schnabel currently constitute the Audit Committee.
The Audit Committee met five times in 2024.
The primary responsibilities of the Audit Committee include:
•overseeing management’s establishment and maintenance of adequate systems of internal accounting, auditing and financial controls;
•reviewing the effectiveness of our legal, regulatory compliance and risk management programs;
•reviewing certain related party transactions in accordance with the Company’s Related Party Transaction Approval Policy;
•overseeing our financial reporting process, including the filing of financial reports; and
•selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.
Our Board has determined that each member of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Mark Mullen, Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of SEC rules and regulations.
The text of our Audit Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” below.
COMPENSATION COMMITTEE
Committee members: Messrs. Svider (Chairman) and Mullen and Ms. Schnabel currently constitute the Compensation Committee.
The Compensation Committee met four times in 2024.
The primary responsibilities of the Compensation Committee include:
•ensuring our executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage;
•evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;
•overseeing the implementation and administration of our compensation plans; and
•reviewing our compensation arrangements to determine whether they encourage excessive risk-taking and mitigating any such risk.
The text of our Compensation Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to compensation committee members under the rules of the NYSE.
In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities.
The Compensation Committee has engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to assist in assessing executive officer and director compensation. FW Cook’s advisory services are further described in the “Compensation Discussion and Analysis” below.

DIRECTOR NOMINATIONS
The Board has established a nomination mechanism in our Corporate Governance Guidelines. The Board is responsible for selecting the nominees for election to the Board, subject to the then-applicable terms of the A&R Stockholder Agreement.
DIRECTOR SELECTION
The Board selects new nominees for election as a director considering the following criteria:
•the then-applicable terms of the A&R Stockholder Agreement;
•personal qualities and characteristics, accomplishments and reputation in the business community;
•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background and experience.
BOARD LEADERSHIP STRUCTURE
The Chairman shall have general and active management and control of the business and affairs of the Company, subject to the control of the Board and the A&R Stockholder Agreement, and shall see that all orders and resolutions of the Board are carried into effect. The positions of Chairman and CEO may be filled by one individual or by two different individuals.
The Board believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in such a manner as the Board considers to be in the best interests of the Company at the time, considering the individuals involved and the specific circumstances facing the Company. Currently, Dennis Mathew serves as both the Chairman of the Board and the Company’s CEO. The Company does not have a lead independent director. In light of the current circumstances of the Company, the Board has determined that a leadership structure is appropriate wherein the CEO and Chairman roles are occupied by one person because it allows the Board to fulfill its duties effectively and efficiently, without sacrificing independent review.
RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the Audit and Compensation Committees, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee is responsible for considering and discussing our major financial risk exposures and cybersecurity risks and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Board committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise‑level risk. The Board receives reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of our Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, director access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed at our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
CONTROLLED COMPANY
Our Class A common stock is listed on the NYSE under the ticker “ATUS”. Because Mr. Patrick Drahi owns or controls (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt) shares representing a majority of the voting power of our outstanding common stock, we are a “controlled company” under NYSE corporate governance rules.
As a controlled company, we are eligible for exemptions from some of the requirements of the NYSE listing rules, including:
•the requirement that a majority of our Board consist of independent directors; and
•the requirement that we have a nominating and governance committee.
Consistent with these exemptions, we do not have a majority of independent directors on our Board or a nominating and governance committee. The responsibilities that would otherwise be undertaken by a nominating and governance committee are undertaken by the full Board, or at its discretion, by a special committee established under the direction of the full Board.
Because of this control, Mr. Drahi and related parties control the outcome of any matters put before the stockholders.
DIRECTOR INDEPENDENCE
Messrs. Mullen and Svider and Ms. Schnabel have been determined by the Board to be independent directors under applicable NYSE corporate governance standards.
BOARD SELF-ASSESSMENT
The Board conducts a self-evaluation at least annually to determine whether it is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.
In addition, our Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.
EXECUTIVE SESSIONS OF NON-MANAGEMENT BOARD MEMBERS
Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least quarterly, with no members of management present. The non-management directors specify the procedure to designate the director who will preside at each executive session. Non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but independent directors under the rules of the NYSE meet separately in executive session at least once per year.
COMMUNICATING WITH OUR DIRECTORS
The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to:
Corporate Secretary
Altice USA, Inc.
Attn: General Counsel
1 Court Square West
Long Island City, NY 11101
Tel: 1-516-803-2300
Please indicate on the envelope whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.
CODE OF BUSINESS CONDUCT AND ETHICS
Our Board has adopted a Code of Business Conduct and Ethics for all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website. Our Code of Business Conduct and Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to or waivers of provisions of our code of ethics on our website.
The full text of the code is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Attn: Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on a review of Section 16 filings with respect to our company, Mr. Stewart filed one Form 4 reporting three transactions after the applicable reporting deadlines.
INSIDER TRADING POLICY
We have adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of our securities by our Company and our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
HEDGING
Our Insider Trading Policy prohibits our directors, officers or employees from entering into hedging transactions without pre-clearance, and from public put and call transactions at all times.
DIRECTOR COMPENSATION
Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. See “Director Compensation Table” below for further details on director compensation.
In February 2024, the Board granted to each of the three independent directors (Messrs. Mullen and Svider and Ms. Schnabel) an award of 64,935 restricted share units (“RSUs”) under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended (the “Amended and Restated Plan”). The RSUs vested 50% on February 14, 2025 and are scheduled to vest 50% on February 14, 2026, provided that such director continues to provide services to the Company on the applicable vesting date.
Our directors are also eligible to participate in the Altice USA Employee Product Benefit program, which provides discounted broadband, video and telephone services to benefits-eligible employees who reside in the Optimum footprint.
DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to or earned by our directors for the year ending December 31, 2024. None of Messrs. D. Drahi, P. Drahi, Goei, Mathew, Okhuijsen or Stewart received any compensation from us for their services as directors of our Board in 2024.
Compensation for our directors is determined by our Board with the assistance of the Compensation Committee. Each of our independent directors receives a base fee of $72,500 per year. In addition, the Audit Committee chair receives an annual fee of $32,500 and Audit Committee members each receive an annual fee of $22,500. The Compensation Committee chair receives an annual fee of $22,500 and Compensation Committee members each receive an annual fee of $5,000.

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Raymond Svider	2024	117,500	150,000	267,500
Mark Mullen	2024	110,000	150,000	260,000
Susan Schnabel	2024	100,000	150,000	250,000

(1)Represents the grant date fair value of RSU awards, as described in the section titled “Director Compensation” above, computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of our Class A common stock of $2.16 on the grant date of February 14, 2024. As of December 31, 2024, each of our independent directors held outstanding RSU awards and option awards with respect to the following numbers of shares of Class A common stock: Mr. Svider—84,467 RSUs and 29,531 options; Mr. Mullen—84,467 RSUs and 29,531 options; and Ms. Schnabel—84,467 RSUs and 27,864 options.
Mr. Goei served as Executive Chairman of the Board until March 22, 2023. Upon his separation from service on March 22, 2023, Mr. Goei was eligible for benefits that were paid in 2023 as well as continued vesting of 380,228 RSUs and 981,997 stock options (with an exercise price of $15.78), both of which vested on December 29, 2024.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the nine director candidates named below, all of whom currently serve as our directors, to hold office until our next annual meeting of stockholders. There are no vacancies on the Board.
The Company representatives named in the proxy intend to vote for the election of each of the director nominees below, unless you indicate on your proxy that your vote should be voted against any or all of the nominees.
Information on each of our nominees is given below.
The Board recommends you vote FOR each of the following candidates:
Dennis Mathew, 47, is Chief Executive Officer of Altice USA and has been Chairman of the Board of Altice USA since July 2023. Prior to his appointment as CEO of Altice USA in October 2022, Mr. Mathew served in various roles with Comcast Corporation, a multinational telecommunications conglomerate, including as Senior Vice President, Freedom Region from October 2021 to October 2022, and as Senior Vice President, Western New England Region from August 2019 to September 2021. Prior to that, Mr. Mathew served as Vice President and General Manager, Xfinity Home, Vice President, Xfinity Home Wholesale Product Operations, and Vice President, New Businesses for Comcast Corporation. Earlier in his career, Mr. Mathew held positions with Arthur Andersen and PricewaterhouseCoopers. Mr. Mathew earned his Bachelor of Science in Economics with a concentration in Finance and Information Management from the Wharton School of Management. Mr. Mathew’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and telecommunications.
Patrick Drahi, 61, is a director of Altice USA and previously served as its Chairman from 2018 to 2022. Mr. Drahi founded Altice Europe N.V. and its subsidiaries (the “Altice Group”) in 2002. Mr. Drahi is a graduate from the Ecole Polytechnique and Ecole Nationale Supérieure de Télécommunications and began his professional career with the Philips Group in 1988 where he was in charge of international marketing (UK, Ireland, Scandinavia, Asia) in satellite and cable TV (DTH, CATV, MMDS). In 1991, Mr. Drahi joined the US/Scandinavian group Kinnevik‑Millisat, where he was in charge of the development of private cable networks in Spain and France and was involved in the launch of commercial TV stations in Eastern Europe. In 1993, Mr. Drahi founded CMA, a consulting firm specialized in telecommunications and media, which was awarded a mandate from BCTV for the implementation of Beijing’s full-service cable network. In addition, Mr. Drahi founded two cable companies, Sud Câble Services (1994) and Médiaréseaux (1995), where he was involved in several network deployments and buyouts. When Médiaréseaux was taken over by United Pan-Europe Communications N.V. (“UPC”) at the end of 1999, Mr. Drahi advised UPC on its M&A activities until mid-2001. Mr. Patrick Drahi is the father of Dr. David Drahi. Mr. Drahi’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
David Drahi, 30, joined Altice USA as a director in 2019. Dr. Drahi is co-chief executive officer in charge of technology and new business of Altice group activities in Europe and has held that position since April 2022. Dr. Drahi graduated from the University of Oxford with a D.Phil. in Atomic and Laser Physics, obtained his Master in Optics and Photonics from the Imperial College of London, and pursued his Bachelor of Physics at Ecole Polytechnique Fédérale in Lausanne, Switzerland. His research covered the fields of Quantum Optics and

Quantum Cryptography. He previously worked at Cabovisao, previously owned by Altice Europe, and Icart, a subcontractor to Altice Europe. David Drahi is Patrick Drahi's son. Dr. Drahi’s qualifications to sit on our Board include his experience in the areas of corporate strategy and operations.
Dexter Goei, 53, is a director of Altice USA. Mr. Goei served as Chief Executive Officer of Altice USA from 2016 until October 2022 and as Executive Chairman from October 2022 until March 2023. Mr. Goei was chairman of the boards of Altice USA and Altice Europe until the Distribution (as defined below) and a director of Altice Europe until October 2018. Mr. Goei first joined the Altice Group as Chief Executive Officer in 2009, helping to lead its development and growth from a French cable operator to a multinational telecom operator with fixed and mobile assets across six different territories serving both residential and enterprise clients. Prior to joining the Altice Group, Mr. Goei spent 15 years in investment banking first with JPMorgan and then Morgan Stanley in their Media & Communications Group in New York, Los Angeles and London. He was Co‑Head of Morgan Stanley’s European Media & Communications Group when he left to join Altice. Mr. Goei is a graduate of Georgetown University’s School of Foreign Service with cum laude honors. Mr. Goei’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
Mark Mullen, 60, joined Altice USA as a director in 2017. Mr. Mullen is co-founder and Managing Director of Bonfire Ventures, founded in 2017. Mr. Mullen also founded Double M Partners in 2012 and has since served as Managing Partner. Both Bonfire and Double M are based in Los Angeles and manage venture-stage capital funds with approximately $1 billion under management. Mr. Mullen also founded Mull Capital in 2005, an evergreen fund that invests directly in startups and in other investment funds. All of the funds focus on investing in internet, media and technology with primary emphasis on business-to-business solutions, security and software. Prior to Double M Partners, Mr. Mullen served as COO of the City of Los Angeles (Economic Policy) and Senior Advisor to the then-Mayor Antonio Villaraigosa where he oversaw several of the City of Los Angeles’s assets, including the LA International Airport (LAX), LA Convention Center, the Planning and Building & Safety Departments, as well as the Office of Small Business Services. From 1993 until 2007, Mr. Mullen ran the international M&A and private equity group for Daniels & Associates, an investment bank focused on the cable TV and broadband industries. Mr. Mullen was a senior partner of Daniels when it was acquired by RBC Capital Markets in 2007 where he stayed until 2010 as Managing Director. Mr. Mullen earned his BSBA with cum laude honors from the University of Denver in 1986 and earned his Masters of Business Administration in International Business from the Thunderbird School of Global Management in 1992. Mr. Mullen’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and investments, including, capital markets, capital allocation and mergers and acquisitions.
Dennis Okhuijsen, 54, joined Altice USA as a director in 2017. Mr. Okhuijsen joined the Altice Group in September 2012 and served as its CFO until October 2018. He currently serves as a senior advisor to the Altice group. Before joining the Altice Group, he was a Treasurer for Liberty Global plc from 2005 until 2012. From 1993 until 1996, he was a senior accountant at Arthur Andersen. Mr. Okhuijsen joined UPC in 1996 where he was responsible for accounting, treasury and investor relations up to 2005. His experience includes raising and maintaining non-investment grade capital across both the loan markets as well as the bond/equity capital market. In his previous capacities he was also responsible for financial risk management, treasury and operational financing. He holds a Masters of Business Economics from the Erasmus University Rotterdam. Mr. Okhuijsen’s qualifications to sit on our Board include his substantial experience in the areas of corporate finance and strategy, including capital markets and capital allocation.
Susan Schnabel, 63, joined Altice USA as a director in 2021. Ms. Schnabel is a co-founder and has served as the Co-Managing Partner of aPriori Capital Partners since 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 2000 to 2014 where she served as Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel currently serves on the board of directors of Kayne Anderson BDC and KKR Private Equity Conglomerate LLC. She served on the board of directors of Versum Materials, Inc. from 2016 through 2019 and on the board of directors of ViewRay, Inc. from 2022 to 2023 and has significant other board experience with private and public companies. Ms. Schnabel also serves on the Cornell University Board of Trustees (Executive and Investment Committee and Co-Chair of the Research & Innovation Committee). She recently finished her term on the California Institute of Technology Investment Committee and the Board of Directors of the US Olympic & Paralympic Foundation (Finance Committee). Ms. Schnabel received a Bachelor of Science in Chemical Engineering from Cornell University and a Masters of Business Administration from Harvard Business School. Ms. Schnabel's qualifications to sit on our Board include her substantial experience in the areas of corporate finance, mergers and acquisitions and strategy.
Charles Stewart, 55, is the Chief Executive Officer of Sotheby's. Mr. Stewart served as Co-President and Chief Financial Officer of Altice USA from 2015 to 2019 and has served as a director of Altice USA since 2018. Mr.

Stewart joined Altice USA after 21 years of corporate, finance and investment banking experience in the United States, Latin America and Europe. Mr. Stewart previously served as Chief Executive Officer of Itau BBA International plc from 2013 until 2015, where he oversaw Itau‑Unibanco’s wholesale banking activities in Europe, the United States and Asia. Prior to that, he spent nineteen years at Morgan Stanley as an investment banker in various roles, including nine years focusing on the U.S. cable, broadcast and publishing industries. Mr. Stewart also acted as Deputy Head of Investment Banking for EMEA and was a member of the global investment banking management committee at Morgan Stanley. Mr. Stewart is a graduate of Yale University. Mr. Stewart’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and finance.
Raymond Svider, 62, joined Altice USA as a director in 2017. Mr. Svider is the Chairman and a Partner of BC Partners and is Chairman of the Management Committee of BC Partners. He joined BC Partners in 1992 and is currently based in New York. Over the years, Mr. Svider has participated and led investments in a number of sectors, including TMT, healthcare, industrials, business services, consumer and retail. He is currently Non-Executive Chairman of PetSmart LLC, Chairman of the Board of Chewy, Inc (NYSE “CHWY”), Chairman of the Advisory Board of The Aenova Group, Chairman of the Boards of Valtech SE and Madison Logic Inc., and also serves on the boards of NAVEX Global Inc., GFL Environmental Inc. (NYSE “GFL”), GardaWorld Corporation and EAB Global, Inc. Mr. Svider previously served as Chairman of the Advisory Board of The Aenova Group, the Board of Keter Group Holding Sarl, a Director of Cyxtera Technologies, Inc., Appgate, Inc., Intelsat S.A. (NYSE “I”) and Presidio, Inc. Mr. Svider is also on the Board of the Polsky Center Private Equity Council at the University of Chicago, and is a Council Member on the Council of Chicago Booth. Mr. Svider received a Masters of Business Administration from the University of Chicago and a Master of Science in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, finance and investments.

OUR EXECUTIVE OFFICERS
Our current executive officers are:

Dennis Mathew	Chief Executive Officer (CEO)
Marc Sirota	Chief Financial Officer (CFO)
Michael E. Olsen	General Counsel and Chief Corporate Responsibility Officer
Michael Parker	President, Consumer Services
Biography for Dennis Mathew is provided above in Proposal 1.
Marc Sirota, 54, is Chief Financial Officer of Altice USA. In this role, he oversees the Company’s financial and accounting matters as well as its strategic planning and analysis, internal audit, tax, investor relations and treasury activities. He joined Altice USA in February 2023 as the CFO Telecommunications and was appointed to the role of Chief Financial Officer effective March 1, 2023. Prior to joining Altice USA, Mr. Sirota served in various senior roles at Comcast Corporation, including as CFO at Division and Regional levels, Cable Assistant Controller, and Senior Vice President of Enterprise Business Intelligence. Prior to his employment with Comcast Corporation, Mr. Sirota was employed as an audit manager with Deloitte Touche Tohmatsu Limited. Mr. Sirota received his Bachelor of Science in Accounting from Bloomsburg University of Pennsylvania and has completed executive studies at the Wharton School of Management. Mr. Sirota is a certified public accountant.
Michael E. Olsen, 60, is General Counsel and Chief Corporate Responsibility Officer for Altice USA. As General Counsel and Chief Corporate Responsibility Officer, Mr. Olsen is responsible for all legal affairs for the Company, as well as government and regulatory affairs, community affairs, and ESG functions. Mr. Olsen was appointed General Counsel and Chief Corporate Responsibility Officer in May 2023. Mr. Olsen had previously served as Executive Vice President, General Counsel and Secretary since October 2019. Prior to this appointment, he served as a Senior Vice President in the Altice USA Legal department where he oversaw the Company’s legal activities in support of US operations, as well supporting regulatory and legislative policies across all of the Company’s business interests. Prior to the acquisition of Cablevision by Altice, Mr. Olsen held the position of Senior Vice President, Legal Regulatory and Legislative Affairs overseeing the Company’s public policy and legal strategy at the Federal Communications Commission, Congress, and before state and local government, developing and implementing legal policy for the Company across the range of its businesses. Mr. Olsen is a former clerk to the US District Court in Los Angeles and graduate of Georgetown University (JD) and Loyola Marymount University (BBA).
Michael Parker, 58, is President Consumer Services of Altice USA. In this role, he leads all aspects of the residential business, including sales, brand, marketing & media, and customer base management supporting the Company’s residential broadband, mobile, video and phone services. Mr. Parker also drives the Company’s local market engagement efforts designed to strengthen sales and local activity to advance the Company’s competitive position and drive growth. Mr. Parker previously served as President of Business Services of the Company from 2023 to 2024. Prior to joining Altice USA, Mr. Parker spent over 20 years at Comcast Corporation in a variety of leadership roles, most recently serving as Regional Senior Vice President of Comcast Corporation's Beltway Region. Mr. Parker has served on various professional and non-profit boards and is currently a Board Member of both the Urban Alliance and CWI Labs (Center for Workforce Inclusion). Mr. Parker holds a Masters of Business Administration from Northwestern University and a Juris Doctor degree from the University of Miami School of Law.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
Overview
This section discusses the material components of our executive compensation program for each of our named executive officers in 2024. Our named executive officers are:
•Dennis Mathew, Chief Executive Officer (CEO);
•Marc Sirota, Chief Financial Officer (CFO);
•Michael E. Olsen, General Counsel and Chief Corporate Responsibility Officer; and
•Colleen Schmidt, Executive Vice President, Human Resources.
Effective December 31, 2024, Ms. Schmidt ceased her service as Executive Vice President, Human Resources of the Company. Ms. Schmidt remained a Senior Advisor to the CEO through March 28, 2025.
The compensation discussed in this section is the compensation paid to our named executive officers with respect to their services to Altice USA in 2024.
Executive Compensation Philosophy
The Company’s executive compensation philosophy is based on the following principles:
•provide total compensation that attracts, motivates and retains individuals with the knowledge, expertise and experience required for each specific role;
•deliver an appropriate proportion of the total compensation package through variable pay elements linked to performance over the short- and long-term;
•encourage and reward performance that will lead to long-term enhancement of stockholder value; and
•take into account compensation practices in the markets in which we operate and compete for talent.
DETERMINATION OF COMPENSATION
The Compensation Committee is responsible for overseeing our overall compensation structure and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management. Compensation levels for our named executive officers are determined by the Compensation Committee within the framework of the Company’s executive compensation philosophy, as described above, and in consideration of a number of factors, such as the nature of the role, experience and performance of the individual and compensation levels for similar roles in the market. The Compensation Committee considers recommendations from our CEO regarding the compensation of our executive officers other than the CEO, and from Mr. Patrick Drahi, as a board member, regarding our CEO.
The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our CEO and the other executive officers of the Company who are required to file reports under Section 16(a) of the Exchange Act; (3) evaluates such executive officers’ performance in light of those goals and objectives and determines and approves their compensation levels based upon those evaluations; and (4) administers our stockholder-approved compensation plans.
ROLE OF INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee has retained FW Cook to serve as its independent compensation consultant and assist in fulfilling its responsibilities. FW Cook reports directly to the Committee, providing recommendations and advice related to all aspects of our executive compensation program. The Compensation Committee has authorized FW Cook to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. The Compensation Committee reviewed the independence of FW Cook pursuant to NYSE and SEC rules and concluded that FW Cook was independent and its work for the Compensation Committee did not raise any conflicts of interest.

BENCHMARKING
The Compensation Committee reviewed and compared compensation for a core peer group of companies in the same general industry or industries as the Company, as well as companies of similar size and business mix to evaluate the competitiveness and appropriateness of our compensation program. For 2024, the Compensation Committee selected the following list of companies that would comprise our peer group for 2024 compensation decisions:
•AT&T Inc.
•Charter Communications, Inc.
•Comcast Corporation
•Echostar Corporation*
•Frontier Communications Parent, Inc. ("Frontier Communications")
•Lumen Technologies, Inc.
•T-Mobile US, Inc.
•Verizon Communications Inc.
*Echostar Corporation, the parent company of Dish Network Corporation, replaced Dish Network Corporation in the 2024 peer group following the merger of Dish Network Corporation and Echostar Corporation in 2023.
The Compensation Committee determined that the peer group represented an appropriate benchmark for the market for our senior executive talent, based on our business operations and competitive labor markets, and would be supplemented by third-party general industry survey data in determining appropriate pay levels for the named executive officers.
In January 2024, FW Cook presented to the Compensation Committee a comparison of the proposed 2024 base rates of salary, projected bonus, long-term incentives and total direct compensation (defined as total cash compensation plus the value of long-term incentives) of our named executive officers against the 25th, median and 75th percentiles of similar positions in general industry survey data from a third-party provider. For Mr. Mathew and Mr. Sirota, a comparison of projected 2024 compensation against the 25th, median and 75th percentiles of actual 2022 peer group compensation (the most recent peer compensation data available at the time) was also presented. Compensation of Mr. Mathew was compared to chief executive officers in the survey and at the peer companies. Compensation of Mr. Sirota was compared to chief financial officers in the survey and at the peer group companies. Compensation of Mr. Olsen was compared to top legal executive roles in the survey. Compensation of Ms. Schmidt was compared to top human resources executive roles in the survey.
The Compensation Committee set a general guideline for target total direct compensation for named executive officers at or near the median of the market data. Individual pay levels may exceed or fall below the median of the peer group, as the Compensation Committee deems appropriate, based on a number of factors including an executive’s experience, skills and level of responsibility.
SAY ON PAY
In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s 2019 annual meeting, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2022 annual meeting of stockholders, at which approximately 97% of the votes of holders of Class A and Class B common stock, voting together as a single class, approved the advisory vote on the compensation of the executive officers. The Compensation Committee considered the outcome of this vote for compensation when making compensation decisions for our named executive officers.
For information about the stockholder advisory vote on executive compensation that will be held at this year’s annual meeting, see “Proposal 3—Non-Binding Advisory Vote on Executive Compensation” below.
ELEMENTS OF COMPENSATION
BASE SALARIES
The named executive officers receive a base salary to compensate them for services provided to the Company. Base salary is intended to provide a fixed component of compensation reflecting various factors, such as the nature of the role and the experience and performance of the individual. In January 2024, the Compensation Committee reviewed the base salaries of the executive officers of the Company. Based on its review, the Compensation Committee approved an increase to the base salary for Mr. Mathew and Mr. Sirota. Effective January 1, 2024, Mr. Mathew’s base salary increased from $1,000,000 to $1,250,000 and Mr. Sirota’s base salary increased from $500,000 to $600,000.
In May 2023, The Compensation Committee approved a base salary increase for Mr. Olsen from $500,000 to $575,000, effective March 1, 2024, associated with his assumption of additional responsibilities.
As of December 31, 2024, Mr. Mathew’s base salary was $1,250,000, Mr. Sirota’s base salary was $600,000, Mr. Olsen’s base salary was $575,000 and Ms. Schmidt’s base salary was $400,000.
ANNUAL BONUS
Under our executive compensation program, the Compensation Committee grants annual cash bonus incentive opportunities to executive officers and other members of management. For 2024, each of our named executive officers was eligible to earn an annual performance-based cash bonus under the Altice USA Short Term Incentive Compensation Plan (the “Short Term Incentive Plan”) that will pay out between 0% and 200% of the target cash bonus amount. The purpose of the Short Term Incentive Plan is to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain Company, corporate, business unit and individual performance goals.
The Compensation Committee reviews the target bonus levels of the named executive officers at least annually. The Compensation Committee evaluates each executive’s performance and responsibilities and may adjust executive target bonus levels accordingly. The Compensation Committee set the following bonus targets for the named executive officers for 2024: Mr. Mathew—$3,000,000 (maximum payout of $6,000,000); Mr. Sirota—$600,000 (maximum payout of $1,200,000); Mr. Olsen—$560,866 (maximum payout of $1,121,732); and Ms. Schmidt—$400,000 (maximum payout of $800,000). As a result of Mr. Olsen’s increase in base salary, effective March 1, 2024, Mr. Olsen’s 2024 bonus target increased from $500,000 to $560,866 (maximum payout of $1,121,732).
The 2024 annual cash bonus incentive opportunity for our named executive officers under the Short-Term Incentive Plan was based on Altice USA financial, divisional and operational results as set forth below:

Performance Area	Performance Metrics(1)	Weight	Payout Range
Financial	Adjusted EBITDA	25%	0% – 200%
Divisional	Divisional Performance	50%	0% - 200%
Operational	Discretionary Objectives	25%	0% – 200%
Total		100%	0% – 200%

(1)Results below the minimum or above the maximum receive no payout or maximum payout, respectively. The Compensation Committee has the discretion to adjust downward or upward (to a maximum of 200%) for individual performance and other factors.

The Adjusted EBITDA performance metric eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business and from intangible assets recognized from acquisitions, as well as certain non-cash and other operating items that affect the period-to-period comparability of our operating performance. In addition, Adjusted EBITDA is unaffected by our capital and tax structures and by our investment activities. The Divisional performance metric is designed to reflect the performance of the Company’s different business divisions. The Divisional performance metric is earned based on the weighted average payout score of the Company's Telecommunication bonus plan (80% weight) and the News & Advertising bonus plan (20% weight). The Operational performance metric is a discretionary measure based on the overall effectiveness of our corporate departments in supporting the Company's financial and operational objectives for the fiscal year, as determined by the Compensation Committee.
For our corporate leaders, including our named executive officers, these performance areas resulted in a payout score equal to 97.5% of target bonus, reflecting a Financial payout score of 17.4%, a Divisional payout score of 45.1% and an Operational payout score of 35.0%. In reviewing the Financial performance area, the Compensation Committee acknowledged certain unanticipated events occurring in 2024 and exercised its discretion to modify the Adjusted EBITDA performance metric accordingly. The modified 2024 Adjusted EBITDA and target Adjusted EBITDA utilized by the Committee were $3,452.1 million and $3,581.3 million, respectively, which resulted in a Financial payout score less than 25%.

The Compensation Committee approved discretionary individual performance adjustments to certain of the executive officers' 2024 bonus payouts. The Committee approved a total bonus payout (inclusive of the individual performance adjustments) equal to 135% of the target bonus for Mr. Sirota ($807,404) and 135% of the target bonus for Mr. Olsen ($757,169). The discretionary bonus amounts included in the total bonus payout equal $224,279 for Mr. Sirota and $210,325 for Mr. Olsen.
The definition of Adjusted EBITDA is described in the section titled “Description of Non-GAAP Financial Measures” below.
LONG TERM INCENTIVES
The Compensation Committee designs our executive compensation program to achieve the objectives described above under “Executive Compensation Philosophy.” We grant equity awards to encourage an ownership culture and align management with stockholders’ interests.
The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. Because substantially all of our outstanding stock options granted under the Amended and Restated Plan have exercise prices above the recent trading prices of our common stock, the Board, the Compensation Committee and management determined these stock options no longer provide a meaningful compensatory opportunity to the holders of such stock options and, accordingly, are no longer effective as incentives to retain and motivate our employees.
For 2024, our NEOs were eligible to receive a long-term incentive award pursuant to the Amended and Restated Plan based on a target annual long-term incentive award value approved by the Compensation Committee. Awards were delivered in the form of 50% RSUs and 50% cash performance awards (“CPAs”), which are cash-denominated awards that may be settled on the vesting date in cash or shares of Class A common stock, as determined in the Compensation Committee’s discretion. The annual RSUs were granted in March and vest in equal installments on each of March 1, 2025, 2026 and 2027, provided that the recipient continues to provide services to the Company through the applicable vesting date. The annual CPAs were granted in September and can be earned (if at all) up to 200% percent of target based on the Company’s achievement of revenue and Adjusted EBITDA targets during the performance period from January 1, 2024 through December 31, 2026, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee. Our NEOs received the following annual long-term incentive awards for 2024: Mr. Mathew was granted 950,570 RSUs and a CPA valued at $2,500,000; Mr. Sirota was granted 570,342 RSUs and a CPA valued at $1,500,000; Mr. Olsen was granted 570,342 RSUs and a CPA valued at $1,500,000; and Ms. Schmidt was granted 332,700 RSUs and a CPA valued at $875,000.
The target value of Mr. Mathew’s annual long-term incentive of $5,000,000 was in accordance with the terms of the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022. In addition, in December 2024, the Compensation Committee approved a supplemental grant of CPAs to Mr. Mathew under the Amended and Restated Plan. The CPAs granted to Mr. Mathew are a cash-denominated award valued at a maximum of $5,000,000 that may be settled on the vesting date in cash or shares of the Company’s Class A common stock, as determined in the Committee’s discretion. The CPAs will vest, if at all, based on the Company’s achievement of certain revenue and Adjusted EBITDA targets achieved in fiscal year 2027.
For information regarding the treatment of long-term incentive awards granted to our NEOs, see “Agreements with our NEOs” and “Payments on Termination or Change in Control” below. Mr. Mathew’s CPA award agreements provide that in the event that Mr. Mathew’s employment is terminated without Cause, he resigns for Good Reason (each as defined in the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022), or upon a termination due to death or disability, a pro rata portion of his unvested CPAs will remaining outstanding and continue to vest, calculated based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the vesting date. In the event of a change in control, any unvested CPAs will become fully vested, provided that Mr. Mathew is employed through the date of the change in control. These CPAs are subject to non-competition and non-solicitation restrictive covenants.
The Compensation Committee will continue to evaluate on an annual basis the alignment of management’s interests with stockholders’ interest, along with the retentive value of our executives’ long-term incentive compensation and may provide additional equity grants to our senior leaders, including our named executive officers, in the future.

BENEFITS
The named executive officers are eligible to participate in the health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including medical, dental, vision, life insurance and disability coverage, while employed with the Company.
The named executive officers are eligible to participate in the Altice USA 401(k) Savings Plan and may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis and after-tax basis. The Company matches 100% of the first 4% of eligible pay contributed by participating employees. In addition, the Company may make an additional discretionary year-end contribution. Any discretionary year-end contribution, if approved by the Company, will be provided to all eligible participants who are active on the last day of the plan year and who complete 1,000 hours of service in such plan year. Company contributions to the Altice USA 401(k) Savings Plan are subject to vesting limitations for the first three years of employment.
The Company also sponsors the Cablevision Excess Savings Plan, a non-qualified deferred compensation plan, in which certain of our named executive officers participate. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen to new participants and Company contributions. The Company maintains the Cablevision Cash Balance Pension Plan, a tax-qualified defined benefit plan, and the Cablevision Excess Cash Balance Plan, a non-qualified defined benefit plan for participants whose benefits in the qualified plan are limited by applicable Internal Revenue Service limitations. Effective December 31, 2013, the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were frozen to new participants and future benefit accruals, except for certain employees covered by a collective bargaining agreement for whom accruals were frozen as of April 15, 2015. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment.
PERQUISITES
The Company provides certain perquisites to our named executive officers, which it has determined are appropriate for recruitment and retention. On occasion, our named executive officers may utilize the Company-provided aircraft for personal use, for which they reimburse the Company for the full cash cost of such travel. Immediate family members may accompany our named executive officers on business travel. The Company purchases tickets for sporting and entertainment events for business use; executive officers, including NEOs, have limited access to these tickets. Our named executive officers are also eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Optimum footprint with discounted broadband, video and telephone services. Beginning in 2024, the Company made available complimentary executive health exams for Executive Vice Presidents and above, including our named executive officers. See the “Summary Compensation Table” below for further information on the perquisites provided to our named executive officers during 2024. Pursuant to the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022, and as later extended by the Compensation Committee, Mr. Mathew is entitled to utilize temporary housing and associated benefits until the earlier of his relocation or the third anniversary of his employment date, provided that the aggregate benefit amount cannot exceed $750,000.
In late 2024, the Company engaged an enterprise security risk management firm to perform an executive threat assessment for Mr. Mathew in his role as CEO. Based on this assessment, the Company implemented additional risk-based business-related and personal security services for Mr. Mathew. As a result, Mr. Mathew may recognize imputed taxable income associated with such personal security services and we do not provide an associated tax reimbursement or gross-up. In accordance with SEC disclosure rules, the aggregate incremental costs associated with personal security provided to Mr. Mathew is reported in the “Summary Compensation Table.”
In December 2024, Mr. Sirota utilized a company vehicle and driver for commuting purposes. The value of the incremental cost associated with such use is reported in the “Summary Compensation Table.” Mr. Sirota may recognize imputed taxable income associated with such usage and we do not provide an associated tax reimbursement or gross-up.
In 2024, the Company made a contribution to Bloom India, a not-for-profit founded by Mr. Mathew.
POST-TERMINATION COMPENSATION
Our named executive officers have helped build the Company into the successful enterprise that it is today and we believe that post‑termination benefits are integral to the Company’s ability to attract and retain qualified executives. Our named executive officers were eligible for severance benefits in 2024 under the Altice USA Severance Benefits Policy, which is available to all eligible employees who qualify for such benefits. All severance benefits payable under the severance policy would be conditioned on the employee executing a separation agreement with the

Company, including a release of claims and any other terms and conditions that the Company may require. For a description and quantification of the severance and other benefits payable to each of the named executive officers under the different circumstances of termination, see “Payments on Termination or Change of Control” below.
For a description of post-termination compensation rights memorialized in employment agreements with our NEOs, see “Agreements with our NEOs” below.
AGREEMENTS WITH OUR NEOS
The Company entered into an employment agreement with Mr. Mathew in 2022 and an offer letter with Mr. Sirota in 2023. The Company also entered into a transition agreement with Ms. Schmidt in 2024, the terms of which are described below. The Company does not have employment agreements with any other named executive officers.
Mathew Employment Agreement
Pursuant to the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022, Mr. Mathew will receive (i) an annual base salary of $1,000,000; (ii) an annual target bonus opportunity of $2,000,000 (provided that (x) with respect to 2022, his annual bonus will be prorated and deemed earned at 100% and (y) with respect to 2023, his annual bonus will be not less than $1,000,000), subject to continued employment through the date of payment; and (iii) following the second anniversary of the grant date of his initial equity award described below, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $5,000,000. In connection with his hire by the Company, Mr. Mathew received: (i) a sign-on cash bonus of $850,000 plus an additional make-whole payment (up to $175,000) with respect to certain forfeitures in transitioning his employment; (ii) an initial equity grant with an aggregate grant date value of $20,000,000, 50% in the form of stock options and 50% in the form of restricted stock units, in each case, vesting 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date; and (iii) executive-level relocation benefits, including temporary housing for a period of up to the second anniversary of his employment start date, not to exceed $750,000 in the aggregate. Items (i) and (iii) are subject to clawback if Mr. Mathew is terminated for Cause (as defined in the Employment Agreement) or resigns without Good Reason (as defined in the Employment Agreement) in the two-year period following Mr. Mathew’s start date with the Company. Mr. Mathew may receive a tax gross up for taxes owed on the additional make-whole amount with respect to certain forfeitures in transitioning his employment up to a maximum of $140,000. In order to align with executive management grant timing practices, the Compensation Committee granted Mr. Mathew RSUs and CPAs in March 2024 and September 2024 respectively, instead of in December 2024 (as was contemplated in his Employment Agreement). The target amount of the awards was consistent with the terms of his Employment Agreement. In September 2024, the Compensation Committee approved the extension of time for Mr. Mathew to utilize temporary housing and associated benefits to the earlier of his relocation or the third anniversary of his employment start date, with no change to the $750,000 aggregate benefit amount.
If Mr. Mathew’s employment with the Company is terminated by the Company without Cause or he resigns for Good Reason, in addition to any accrued rights, Mr. Mathew will be entitled to receive, subject to his compliance with restrictive covenants in favor of the Company and execution of a release of claims against the Company: (i) 12 months of continued base salary and Company-subsidized COBRA coverage; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and a prorated annual bonus based on actual performance for the year in which his termination occurs, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) subject to Compensation Committee approval, certain prorated vesting of outstanding unvested time-vesting equity awards. If Mr. Mathew’s employment with the Company terminates due to his death or disability, subject to compliance with restrictive covenants and execution of a release, he (or his estate) will be entitled to the bonus payments described in this paragraph and three months of continued base salary.
Sirota Offer Letter
Pursuant to the offer letter, dated February 5, 2023 (as amended), between Mr. Sirota and the Company, Mr. Sirota will receive: (i) an annual base salary of $500,000; (ii) an annual target bonus opportunity of 100% of base salary, subject to continued employment through the date of payment; and (iii) beginning in 2024, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $2,000,000. In connection with his hire by the Company, Mr. Sirota received: (i) a sign-on cash bonus of $200,000 (reimbursable upon voluntary resignation or for Cause termination prior to the second anniversary of start date); (ii) an initial equity grant of restricted stock units with an aggregate grant date value of $3,000,000, vesting in equal installments on March 1, 2024, March 1, 2025 and March 1, 2026; (iii) a cash performance award with an aggregate grant date value of $3,000,000, with an anticipated vesting date in March 2026 subject to achievement of certain Company financial and performance metrics to be determined by the Board; and (iv) executive-level relocation benefits, including monthly installment payments of $20,000 for up to six months. Mr. Sirota is subject to all clawback policies adopted by the Company.
If Mr. Sirota’s employment with the Company is terminated by the Company without Cause (as defined in his offer letter), Mr. Sirota will be entitled to receive separation benefits under the Company’s Severance Plan, subject to his execution of a separation agreement and release of claims in favor of the Company, which will include: (i) 12 months of continued base salary; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and, if termination occurs on or after July 1, a prorated annual bonus based on actual business performance for the year in which his termination occurs but without adjustment for personal performance, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) three months of Company-subsidized COBRA coverage.
Schmidt Transition Agreement
Pursuant to the Transition Agreement (the "Schmidt Transition Agreement"), dated December 10, 2024, by and between Ms. Schmidt and the Company, effective December 31, 2024, Ms. Schmidt resigned as Executive Vice President, Human Resources of the Company and commenced service to the Company in an advisory role assisting with the transition of her responsibilities to a successor. Ms. Schmidt remained employed by the Company as a Senior Advisor to the CEO until March 28, 2025 (the "Separation Date"). Pursuant to the Schmidt Transition Agreement, through the Separation Date, Ms. Schmidt continued to receive her annual base salary of $400,000; was eligible to receive her 2024 annual bonus (target 100% of base salary) based on actual business performance but without adjustment for personal performance; continued to vest in the incentive-based awards granted to her by the Company in accordance with the terms of such awards; and remained eligible to participate in the Company’s benefit plans. Upon her separation of employment, subject to her compliance with restrictive covenants in favor of the Company and execution of a release of claims against the Company, Ms. Schmidt will be entitled to receive: (i) $400,000, payable in installments over the 12-month period following separation of employment; (ii) three months of Company-subsidized COBRA coverage; and (iii) outplacement services for four months.
CLAWBACK
The Amended and Restated Plan provides that the Company may take action to recover any awards granted under the Amended and Restated Plan (including awards that are solely subject to service vesting), payments made pursuant to the Amended and Restated Plan and any gains realized upon exercise or settlement of an award under the Amended and Restated Plan as permitted or mandated by applicable law, rules, regulations or any Company policy. In October and November 2023, respectively, the Compensation Committee and Board approved the Company’s Dodd-Frank Clawback Policy.
TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”), establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to “covered employees”. Pursuant to the Tax Cuts and Jobs Act, the definition of “covered employees” under Section 162(m) was amended to include a company’s chief financial officer. As such, “covered employees” now includes the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a “covered employee,” his or her compensation from the Company at any time will remain subject to Section 162(m). Further, the Tax Cuts and Jobs Act repealed the exclusion for “qualified performance-based compensation” under Section 162(m), except for compensation payable pursuant to a binding arrangement in place before November 2, 2017. Accordingly, the Company’s tax deduction with regard to the compensation of “covered employees” is limited to $1 million per taxable year.
DESCRIPTION OF NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures disclosed here are measures with respect to Altice USA performance used as performance targets in 2024 compensation programs in which the named executive officers of the Company participate.
Adjusted EBITDA: Net income (loss) excluding income taxes, non-operating income or expenses, gain (loss) on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, net, depreciation and amortization, share-based compensation, restructuring, impairments and other operating items (such as significant legal settlements and contractual payments for terminated employees).

For additional information regarding Adjusted EBITDA, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
REPORT OF COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, we have recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Members of the Compensation Committee
Raymond Svider (Chair)	Mark Mullen	Susan Schnabel

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid to or earned by each of our named executive officers for services to Altice USA for the year ending December 31, 2024.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Dennis Mathew	2024	1,245,192	—	9,952,471	—	2,925,000	—	302,736	14,425,399
CEO	2023	1,000,000	968,000	—	—	2,032,000	—	327,478	4,327,478
	2022	230,769	1,343,151	10,637,931	10,000,000	—	—	306,564	22,518,415
Marc Sirota	2024	598,077	224,279	2,971,482	—	583,125	—	14,340	4,391,303
CFO	2023	421,154	442,000	5,547,739	—	508,000	—	465,915	7,384,808
Michael E. Olsen	2024	560,866	210,325	2,971,482	—	546,844	3,426	13,504	4,306,447
EVP, General Counsel	2023	463,846	108,540	5,249,646	—	471,268	31,555	12,400	6,337,255
and CCRO	2022	400,000	—	—	—	400,000	(7,831)	12,200	804,369
Colleen Schmidt(6)	2024	400,000	—	1,733,366	—	390,000	—	13,800	2,537,166
EVP, Human Resources	2023	399,519	93,488	3,180,561	—	405,911	—	13,200	4,092,679
	2022	374,519	—	—	—	374,519	—	12,200	761,238

(1)Represents approved discretionary individual performance bonuses, as described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis.
(2)Represents the aggregate grant date fair value of RSUs and CPAs granted, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of our Class A common stock on the grant date for each award. The grant date fair value of the annual CPAs granted to our NEOs in September 2024, assuming achievement of the highest level of performance, are as follows: $5,000,000 for Mr. Mathew, $3,000,000 for Mr. Sirota, $3,000,000 for Mr. Olsen, and $1,750,000 for Ms. Schmidt.
(3)The 2024 amounts reflect the formula-based portion of annual bonus, as described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis.
(4)Represents the aggregate change in actuarial present value of our defined benefit plans as described in “Pension Benefits” below.
(5)For 2024, this column represents, for each individual, a matching contribution and/or Company discretionary contribution made by the Company on behalf of such individual under the Company’s 401(k) Plan. In addition, this amount includes the cost of transitional housing benefits for Mr. Mathew in the amount of $249,667 (including $110,591 tax gross-up). Our named executive officers have access to Company-provided aircraft for personal use. To the extent our executives (or their guests) use Company-provided aircraft for personal travel, they reimburse the Company for the full cash cost to the Company associated with such travel, and the Company has no other incremental costs for this travel. In addition, the named executive officers are eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits‑eligible employees who reside in the Optimum footprint with discounted video, broadband and telephone services. The Company purchases tickets for sporting and entertainment events for business use; executive officers, including NEOs, have limited access to these tickets. There is no incremental cost to the Company for these benefits. In addition, this amount includes the incremental cost to the Company for personal security services provided to Mr. Mathew, use of company car and driver for commuting purposes for Mr. Sirota and a 2024 company contribution made to a not-for-profit founded by Mr. Mathew.
(6)After December 31, 2024, Ms. Schmidt was no longer an executive officer of the Company and remained employed by the Company as a Senior Advisor to the CEO until the Separation Date pursuant to the terms of the Schmidt Transition Agreement, which was filed as Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024. More details on the Schmidt Transition Agreement can be found under "Agreements with our NEOs" above.
GRANTS OF PLAN-BASED AWARDS
The table below presents information regarding awards granted in 2024 to each named executive officer under the Amended and Restated Plan and the Short Term Incentive Plan in which the named executive officers participated.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)		Estimated future payouts under equity incentive plan awards(2)		All other stock awards: Number of shares of stock or units(#)(3)	Grant date fair value of stock and option awards ($)(4)
		Target ($)	Maximum ($)	Target ($)	Maximum ($)	Target (#)
Dennis Mathew		3,000,000	6,000,000
	3/18/24					950,570	2,452,471
	9/16/24			2,500,000	5,000,000		2,500,000
	12/18/24			5,000,000	5,000,000		5,000,000

Marc Sirota		600,000	1,200,000
	3/18/24					570,342	1,471,482
	9/16/24			1,500,000	3,000,000		1,500,000

Michael E. Olsen		560,866	1,121,732
	3/18/24					570,342	1,471,482
	9/16/24			1,500,000	3,000,000		1,500,000

Colleen Schmidt		400,000	800,000
	3/18/24					332,700	858,366
	9/16/24			875,000	1,750,000		875,000

(1)These columns show the target and maximum payouts under the Short Term Incentive Plan based on 2024 metrics and performance criteria described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis. The Short Term Incentive Plan can be paid at zero and is not considered to have a threshold payout. Payments were made in March 2025 for 2024 performance. Actual amounts paid are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)These columns show the target value of CPAs awarded in 2024 and maximum amounts payable, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis. The CPAs will vest, if at all, based on the Company’s achievement to targets during the performance period from January 1, 2024 through December 31, 2026, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee.
(3)Represents the number of RSUs granted in 2024, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. The RSUs will vest in equal installments on each of March 1, 2025, 2026 and 2027, provided that the recipient continues to provide services to the Company through the applicable vesting date.
(4)Represents the grant date fair value of RSUs and CPAs granted in 2024, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. The CPA can be settled on the vesting date in cash or shares of Class A common stock, as determined in the Compensation Committee’s discretion. The grant date fair value of the RSUs is based on the closing price of our Class A common stock of $2.58 on March 18, 2024. The grant date fair value of the CPAs is equal to the target value.
AMENDED AND RESTATED ALTICE USA 2017 LONG TERM INCENTIVE PLAN, AS AMENDED
The Company maintains the Amended and Restated Plan to provide for equity awards to officers, employees and consultants. Under the Amended and Restated Plan, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards.

Under the Amended and Restated Plan, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The Amended and Restated Plan will be administered by the Company’s Board, subject to the provision of the A&R Stockholder Agreement. The Board has delegated this authority to the Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, grant awards in accordance with the Amended and Restated Plan, determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of shares of Class A common stock that was authorized for issuance under the Amended and Restated Plan is 89,879,291. The Board has the authority to amend, suspend or terminate the Amended and Restated Plan. No amendment, suspension or termination will be effective without the approval of the Company’s stockholders if such approval is required under applicable laws, rules and regulations.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below presents (i) the number of stock options awarded under the Amended and Restated Plan, (ii) the number of performance stock units “PSUs” awarded under the Amended and Restated Plan, (iii) the number of RSUs awarded under the Amended and Restated Plan, (iv) the number of DCAs awarded under the Amended and Restated Plan, and (v) the amount of CPAs awarded under the Amended and Restated Plan, in each case as of December 31, 2024.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(4)

Dennis Mathew	1,572,327	1,572,327(5)	5.80	10/26/2032
					862,069(6)	2,077,586
					950,570(7)	2,290,874
							2,500,000(8)	2,500,000
							5,000,000(9)	5,000,000

Marc Sirota					502,513(10)	1,211,056
					570,342(7)	1,374,524
							3,000,000(11)	3,000,000
							1,500,000(8)	1,500,000

Michael E. Olsen							51,936(12)	125,166
							126,560(13)	305,010
					91,299(14)	220,031
					913,002(15)	913,002
					167,504(10)	403,685
					97,656(16)	235,351
					570,342(7)	1,374,524
							1,000,000(11)	1,000,000
							375,000(11)	375,000
							1,500,000(8)	1,500,000

Colleen Schmidt							41,116(12)	99,090
							100,193(13)	241,465
					71,245(14)	171,700
					712,452(15)	712,452
					104,690(10)	252,303
					332,700(7)	801,807
							625,000(11)	625,000
							875,000(8)	875,000

(1)Represent the number of RSUs and the number of DCAs awarded under the Amended and Restated Plan as of December 31, 2024.
(2)Represents the value of each RSU based upon the closing price of our Class A common stock of $2.41 on December 31, 2024 and the fair market value of DCAs equals the DCA value.
(3)Represents the number of performance stock units PSUs and CPAs awarded under the Amended and Restated Plan as of December 31, 2024.
(4)Represents (i) the reported value of each PSU based upon the closing price of our Class A common stock of $2.41 on December 31, 2024. The NEOs holding PSUs will not realize any value with respect to the PSUs unless the applicable vesting conditions are met, as described in footnotes 12 and 13 to this Outstanding Equity Awards at Fiscal Year-End Table and (ii) the fair market value of CPA is equal to the target value of the CPA.
(5)50% of options vested on October 26, 2024; 25% will vest on October 26, 2025; and 25% will vest on October 26, 2026.
(6)50% of shares vested on October 26, 2024; 25% will vest on October 26, 2025; and 25% will vest on October 26, 2026.
(7)1/3 of shares vested on March 1, 2025, 1/3 of shares will vest on March 1, 2026 and 1/3 of shares will vest on March 1, 2027.
(8)The CPAs will vest, if at all, based on performance period from January 1, 2024 through December 31, 2026. These are payable in March 2027.
(9)The CPAs will vest, if at all, based on performance period of fiscal year 2027, and will become payable if earned in March 2028.
(10)1/3 of shares vested on March 1, 2024, 1/3 of shares vested on March 1, 2025 and 1/3 of shares will vest on March 1, 2026.
(11)The CPAs will vest, if at all, based on performance period from January 1, 2023 through December 31, 2025. These are payable in March 2026.

(12)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $50.00.
(13)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $60.00.
(14)1/2 of shares vested on March 1, 2024 and 1/2 of shares vested on March 1, 2025.
(15)1/2 of DCA award vested on March 1, 2024 and 1/2 vested on March 1, 2025.
(16)1/3 of shares vested on June 29, 2024, 1/3 of shares will vest on June 29, 2025 and 1/3 of shares will vest on June 29, 2026.
OPTION EXERCISES AND STOCK VESTED
The table below presents information regarding the value of the RSUs that vested in 2024 for each of the named executive officers. None of the named executive officers exercised stock options with respect to Altice USA in 2024.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Dennis Mathew(2)	862,069	2,215,517
Marc Sirota(3)	251,256	748,743
Michael E. Olsen(4)	490,166	1,369,169
Colleen Schmidt(5)	322,677	931,159

(1)The “value realized” upon the vesting of these RSUs is equal to the number of shares of Class A common stock received multiplied by the closing stock price of Class A common stock on the date of vesting or the first business day following the date of vesting if the date vesting falls on a NYSE non-trading day.
(2)Mr. Mathew had 862,069 shares vest on October 26, 2024, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.57.
(3)Mr. Sirota had 251,256 shares vest on March 1, 2024, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.98.
(4)Mr. Olsen had 175,050 shares and 194,995 shares from DCA settlement vest on March 1, 2024, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.98. Mr. Olsen also had 48,828 shares vest on June 29, 2024, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.04, and 71,293 shares vest on December 29, 2024, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.34.
(5)Ms. Schmidt had 123,589 shares and 151,559 shares from DCA settlement vest on March 1, 2024, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.98. Ms. Schmidt also had 47,529 shares vest on December 29, 2024, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.34.
PENSION BENEFITS
The table below shows the actuarial present value of accumulated benefits payable under our qualified and nonqualified defined benefit pension plans as of December 31, 2024 for Mr. Olsen, the sole named executive officer eligible to participate in such plans.

Name	Plan	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
Michael E. Olsen	Cablevision Cash Balance Pension Plan	22	209,478
	Cablevision Excess Cash Balance Plan	22	67,669

(1)Years of service are calculated based on elapsed time while a member of the plan. Actual elapsed time as an employee of Cablevision and Altice USA is 23 years for Mr. Olsen.
(2)Assumes Mr. Olsen will take a lump-sum payment of benefits at retirement. The lump-sum payment was determined by crediting the December 31, 2024 account balances with an assumed interest crediting rate of 4.32% until an assumed retirement age of 65. The present value of accumulated benefits was calculated using a discount rate of 5.50%.
CABLEVISION CASH BALANCE PENSION PLAN
The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that was amended, effective December 31, 2013, to freeze participation and benefit accruals for all legacy Cablevision employees except certain employees covered by a collective bargaining agreement. Effective April 15, 2015, the plan was further amended to freeze participation and benefit accruals for the remaining employees covered by the collective bargaining agreement. Mr. Olsen is the only named executive officer with an accrued benefit under the Cablevision Cash Balance Pension Plan.
A notional account is maintained for each participant under the plan, which is credited with monthly interest credits based on the average of the annual rate of interest on the 30‑year U.S. Treasury Bonds for the months of

September, October and November of the prior year. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their accounts. Upon retirement or other termination of employment with the Company, the participant may elect a distribution of the vested portion of the account. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect to receive a single life annuity or a lump sum in an amount equal to the cash balance account.
CABLEVISION EXCESS CASH BALANCE PLAN
The Cablevision Excess Cash Balance Plan is a non-qualified defined benefit plan that is intended to provide eligible participants with the portion of their benefits that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Internal Revenue Code limits applicable to tax-qualified plans. Effective December 31, 2013, the Cablevision Excess Cash Balance Plan was amended to freeze participation and future benefit accruals for all employees. Mr. Olsen is the only named executive officer with an accrued benefit under the Cablevision Excess Cash Balance Pension Plan.
The Company maintains a notional excess cash balance account for each eligible participant and credits each excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their excess cash balance account. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with the Company.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below shows the aggregate earnings and account balance information under non-qualified deferred compensation plans for Mr. Olsen and Ms. Schmidt, who are the sole named executive officers eligible to participate in such plan.

Name	Plan	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Michael E. Olsen	Cablevision Excess Savings Plan	6,909	233,624
Colleen Schmidt	Cablevision Excess Savings Plan	1,324	44,780
The Cablevision Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the Cablevision 401(k) Savings Plan. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen (i.e., no future employee or Company contributions are permitted under the Cablevision Excess Savings Plan for 2017 and thereafter). Participant notional account balances continue to be credited monthly with the rate of return earned by the stable value investment option available under the Altice USA 401(k) Savings Plan.
Mr. Olsen and Ms. Schmidt are the only named executive officers with an account balance in the Cablevision Excess Savings Plan.
A participant is always fully vested in the participant’s own contributions and vests in the Company contributions over three years from date of hire (subject to full vesting upon death, disability or retirement after attaining age 65). Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company.
PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
In the event of certain termination events during 2024, eligible employees, including our named executive officers, would have been eligible to receive certain severance benefits under the Altice USA Severance Benefits Policy, which provides for severance benefits when a position is eliminated due to restructuring or reorganization. Severance amounts are based on two weeks of base salary for every completed year of service with a minimum of 52 weeks of base salary for senior vice presidents and above, 26 weeks for vice presidents and directors, and four weeks for all other eligible employees and an overall maximum of 52 weeks of base salary. Employees who were enrolled in the Company’s health plans at the time of termination are eligible to receive subsidized COBRA continuation for up to three months. Bonus‑eligible exempt employees, including the named executive officers, would have been eligible to receive a prorated 2024 annual bonus based on actual 2024 plan performance if a qualifying termination of employment occurred after June 30, 2024. Severance is subject to non-competition and non-solicitation restrictive covenants. In the event of termination for cause, voluntary termination, retirement, death or disability, none of the named executive officers would have been entitled to any severance payments as of December 31, 2024.
In addition, Mr. Mathew is eligible to receive certain termination benefits under the terms of his employment agreement with the Company and his CPA award agreements. Mr. Sirota is also eligible to receive certain termination benefits under the terms of his offer letter with the Company. For more information about these entitlements, see “Long Term Incentives” and “Agreements with our NEOs” in the Compensation Discussion and Analysis above.
Effective December 31, 2024, Ms. Schmidt resigned as Executive Vice President, Human Resources of the Company and commenced service to the Company in an advisory role assisting with the transition of her responsibilities to a successor. Ms. Schmidt remained employed by the Company as a Senior Advisor to the CEO until March 28, 2025 pursuant to the terms of the Schmidt Transition Agreement described in “Agreements with our NEOs” in the Compensation Discussion and Analysis above.
Eligible employees, including our named executive officers, hold unvested options, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested RSUs, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested PSUs, which will vest fully, and any performance target will be deemed to have been achieved if a Change of Control occurs during the performance period (as defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested DCAs, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Amended and Restated Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested CPAs, which will vest fully, and any performance target will be deemed to have been achieved if a Change of Control occurs during the performance period (as defined in the Amended and Restated Plan and related grant agreements).
The following tables summarize the estimated amounts payable to each named executive officer employed by the Company in the event of a termination from employment without cause as of December 31, 2024 or upon a change of control as of December 31, 2024.
Benefits Payable as a Result of Termination of Employment by the Company without Cause

Name	Severance ($)(1)	Benefit subsidy($)(2)	2024 bonus ($)(3)	Equity awards ($)	Total ($)
Dennis Mathew(4)	1,250,000	18,542	3,000,000	2,012,548(5)	6,281,090
Marc Sirota	600,000	4,443	600,000	—	1,204,443
Michael E. Olsen	575,000	3,501	560,866	—	1,139,367
Colleen Schmidt	400,000	—	390,000	—	790,000

(1)Pursuant to the Altice USA Severance Benefits Policy, each named executive officer is entitled to two weeks' base salary for each completed year of service, with a minimum severance amount equal to 52 weeks of base salary for senior vice presidents and above.
(2)The amounts in this column reflect the employer subsidized COBRA for 12 months' continuation coverage for Mr. Mathew and three months’ continuation coverage for Messrs. Sirota and Olsen based on their current benefits elections.
(3)The amounts in this column reflect the target amount of the 2024 annual bonus for Messrs. Mathew, Sirota and Olsen and 2024 actual bonus amount for Ms. Schmidt.
(4)The benefits described in this table reflect the benefits to which Mr. Mathew would be entitled under the terms of his employment agreement with the Company and respective award agreement if Mr. Mathew’s employment was terminated by the Company without Cause or if Mr. Mathew resigned with Good Reason (each as defined in the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022) on December 31, 2024 subject to Compensation Committee approval.
(5)This amount represents the pro-rated value of Mr. Mathew’s unvested RSUs as of December 31, 2024 based upon the December 31, 2024 Altice USA closing price of $2.41 and the pro-rated value Mr. Mathew’s unvested CPAs as of December 31, 2024 assuming the respective performance conditions for each award are achieved. The pro-rated portion of Mr. Mathew’s unvested RSUs is calculated based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the vesting date. The pro-rated portions of Mr. Mathew’s unvested CPAs are calculated based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the vesting date. The vesting date is the date on which Compensation Committee certifies performance for the applicable CPA. For purposes of this disclosure, the vesting date is assumed to be March 1, 2027 and March 1, 2028 for the CPAs granted on September 16, 2024 and December 18, 2024, respectively.
Benefits Payable upon Death or Disability

Name	Unvested Options ($)(1)	Unvested PSUs ($)(2)	Unvested RSUs ($)(3)	Unvested DCAs ($)(4)	Unvested CPAs ($)(5)
Dennis Mathew	—	—	809,485	—	250,836
Marc Sirota	—	—	886,420	—	—
Michael Olsen	—	—	792,210	760,835	—
Colleen Schmidt	—	—	470,936	593,710	—

(1)Pursuant to the terms of the option award agreements, as of December 31, 2024, all unvested options shall vest in a pro-rated portion of the Options upon death or disability (as defined in the option award agreement). These options are subject to non-competition and non-solicitation restrictive covenants. As of December 31, 2024, only Mr. Mathew held stock options and all of these stock options had exercise prices above the closing price of our Class A common stock.
(2)Pursuant to the terms of the PSU award agreements, no unvested PSUs held by each named executive officer would vest upon a termination due to death or disability as of December 31, 2024 based upon the December 31, 2024 closing price of our Class A common stock of $2.41.
(3)The amounts in this column represent the pro-rated value of the unvested RSUs held by each named executive officer as of December 31, 2024 based upon the December 31, 2024 closing price of our Class A common stock of $2.41. Pursuant to the terms of the RSU award agreement, a pro-rated portion of the unvested RSUs shall vest upon death or disability. The Participant shall vest in a pro-rated portion of the RSUs (based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the final vesting date) less the number of RSUs that are already vested as of the date of such termination. These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(4)The amounts in this column represent the pro-rated value of the unvested DCAs held by each named executive officer as of December 31, 2024. Pursuant to the terms of the DCA award agreement, a pro-rated portion of the unvested DCAs shall vest upon death or disability (as defined in the DCA award agreement). These DCAs are subject to non-competition and non-solicitation restrictive covenants.
(5)The amount in this column represents the pro-rated value of Mr. Mathew’s unvested CPAs as of December 31, 2024, assuming the respective performance conditions for each award are achieved. The pro-rated portions of Mr. Mathew’s unvested CPAs are calculated based on the number of completed months between the date of grant and the date of his termination due to death or disability divided by the total number of months between the date of grant and the vesting date. The vesting date is assumed to be March 1, 2027, and March 1, 2028, for the CPAs granted on September 16, 2024 and December 18, 2024, respectively.
Benefits Payable upon a Change of Control Transaction

Name	Unvested options ($)(1)	Unvested PSUs ($)(2)	Unvested RSUs($)(3)	Unvested CPAs ($)(4)	Unvested DCAs ($)(5)
Dennis Mathew	—	—	4,368,460	7,500,000	—
Marc Sirota		—	2,585,580	4,500,000	—
Michael E. Olsen	—	430,176	2,233,591	2,875,000	913,002
Colleen Schmidt	—	340,555	1,225,810	1,500,000	712,452

(1)Pursuant to the terms of the option award agreements, as of December 31, 2024, all unvested options automatically vest and are exercisable upon a Change of Control (as defined in the option award agreement). These options are subject to non-competition and non-solicitation restrictive covenants. As of December 31, 2024, only Mr. Mathew held stock options and all of these stock options had exercise prices above the closing price of our Class A common stock.
(2)The amounts in this column represent the value of the unvested PSUs held by each named executive officer as of December 31, 2024 based upon the December 31, 2024 closing price of our Class A common stock of $2.41. Pursuant to the terms of the PSU award agreements, the performance stock price will be deemed to have been achieved and the unvested PSUs shall become fully vested upon a Change of Control (as defined in the PSU award agreement). These PSUs are subject to non-competition and non-solicitation restrictive covenants.
(3)The amounts in this column represent the value of the unvested RSUs held by each named executive officer as of December 31, 2024 based upon the December 31, 2024 closing price of our Class A common stock of $2.41. Pursuant to the terms of the RSU award agreements, as of December 31, 2024, all unvested RSUs automatically vest and become fully vested upon a Change of Control (as defined in the RSU award agreement). These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(4)The amounts in this column represent the target value of the unvested CPAs held by each named executive officer as of December 31, 2024. Pursuant to the terms of the CPA award agreements, as of December 31, 2024, the performance conditions shall be deemed to have been achieved and all unvested CPAs automatically vest and become fully vested upon a Change of Control (as defined in the CPA award agreement). These CPAs are subject to non-competition and non-solicitation restrictive covenants.
(5)The amounts in this column represent the value of the unvested DCAs held by each named executive officer as of December 31, 2024. Pursuant to the terms of the DCA award agreements, as of December 31, 2024, all unvested DCAs automatically vest and become fully vested upon a Change of Control (as defined in the DCA award agreement). These DCAs are subject to non-competition and non-solicitation restrictive covenants.

CEO PAY RATIO
Altice USA’s CEO to median employee (“Median Employee”) pay ratio for 2024 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. For purposes of calculating the pay ratio for 2024, the Median Employee was selected based on an analysis of the median 2024 W-2 income among all full- and part-time U.S. employees and an analysis of 2024 total estimated compensation payable to the 782 full- and part-time Jamaica employees, other than the CEO, who were actively employed by Altice USA as of December 31, 2024. No adjustments were applied to W-2 income or 2024 total estimated compensation for employees for purposes of determining the Median Employee, such as for employees who were on unpaid leave of absence at some point during the year. As of December 31, 2024 Altice USA's employees outside of the U.S. totaled 1,249 employees (15 in Canada, 448 in Israel, 4 in France, and 782 in Jamaica). The employees in Israel, France and Canada were excluded from this analysis on the basis that they represented less than 5% of our total employee population. As of December 31, 2024, Altice USA had approximately 10,888 active employees globally, with approximately 11.5% of our employees located outside of the U.S., primarily in Israel, Jamaica and Canada. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
The Median Employee had total annual compensation for 2024 of $73,531, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. For 2024, the total compensation for our CEO, Mr. Mathew, was $14,425,399 as reported in the Summary Compensation Table. Full-time Altice USA employees in the U.S., including the Median Employee and the CEO, are also eligible to participate in Company-sponsored health and welfare benefits programs, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.
The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$14,425,399
Median Employee Total Annual Compensation	$73,531
Ratio of CEO to Median Employee Total Annual Compensation	196:1
PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. Our Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see the Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to options, RSUs and PSUs.

Year	Summary compensation table total for Dennis Mathew ($)(1)	Compensation actually paid to Dennis Mathew ($)(2)	Summary compensation table total for Dexter Goei ($)(1)	Compensation actually paid to Dexter Goei ($)(2)	Average summary compensation table total for non-CEO named executive officers ($)(3)	Average compensation actually paid to non-CEO named executive officers ($)(4)	Value of initial fixed $100 investment based on:			Net Income ($)(in thousands)(7)	Adjusted EBITDA ($)(in thousands)(8)
							Total shareholder return ($)(5)	Peer group total shareholder return ($) (6)
2024	14,425,399	11,821,800	—	—	3,744,972	3,260,453	8.81	108.39		(78,277)	3,413,181
2023	4,327,478	277,975	—	—	5,467,436	4,612,587	11.89	92.03	(9)	79,037	3,608,890
2022	22,518,415	15,966,980	3,692,504	(52,162,514)	790,064	(6,523,720)	16.83	83.66	(9)	220,889	3,866,537
2021	—	—	38,333,508	(96,687,299)	5,935,507	(14,170,298)	59.18	98.39		1,010,932	4,427,251
2020	—	—	48,021,088	137,490,059	11,542,005	26,589,727	138.51	103.83		443,479	4,414,814

(1)Mr. Mathew was appointed CEO effective October 3, 2022, on which date Mr. Goei transitioned to the role of Executive Chairman of the Board. The dollar amounts reported for Mr. Mathew and Mr. Goei under “Summary Compensation Table Total” are the amounts of total compensation reported for Mr. Mathew and Mr. Goei for each corresponding year in the “Total” column of the "Summary Compensation Table" above.
(2)The dollar amounts reported for Mr. Mathew and Mr. Goei under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Mathew and Mr. Goei, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Mathew or Mr. Goei during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Mathew’s total compensation for each year to determine the compensation actually paid:

Mr. Mathew
2024
Total Compensation as reported in Summary Compensation Table ("SCT")	$14,425,399
Pension values reported in SCT	—
Fair value of equity awards granted during fiscal year reported in SCT	(9,952,471)
Pension value attributable to current years’ service and any change in pension value attributable to plan amendments made in the current year	—
Fair value of equity compensation granted in current year-value at end of year-end	9,790,874
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(1,073,419)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(1,368,583)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to CEO	$11,821,800
(3)The dollar amounts reported under Average Summary Compensation Total for non-PEO NEOs represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding any individual serving as our CEO for such year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Marc Sirota, Michael Olsen and Colleen Schmidt; (ii) for 2023, Marc Sirota, Michael Olsen, Colleen Schmidt and Michael Grau; (iii) for 2022, Michael Olsen, Colleen Schmidt and Michael Grau; (iv) for 2021, Michael Olsen, Colleen Schmidt, Michael Grau and Abdelhakim Boubazine; and (v) for 2020, Michael Olsen, Colleen Schmidt, Michael Grau and Abdelhakim Boubazine.
(4)The dollar amounts reported under Average Compensation Actually Paid for non-PEO NEOs represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs’ total compensation for each year to determine the compensation actually paid:

NEO Averages
2024
Total Compensation as reported in SCT	$3,744,972
Pension values reported in SCT	(1,142)
Fair value of equity awards granted during fiscal year reported in SCT	(2,558,777)
Pension value attributable to current years’ service and any change in pension value attributable to plan amendments made in the current year	—
Fair value of equity compensation granted in current year-value at end of year-end	2,475,285
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(105,227)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(294,658)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to NEOs	$3,260,453
(5)Cumulative total shareholder return ("TSR") of a $100 investment from the beginning of fiscal year 2020 through the end of each of the years indicated for the Company.
(6)Represents the average peer group TSR. The peer group for this purpose is the peer group referenced by the Compensation Committee when making compensation decisions as described in the Compensation Discussion and Analysis, which has been consistent other than impacts due to peer company mergers and bankruptcies, as applicable.
(7)The amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(8)See "Description of Non-GAAP Financial Measures" above for the definition of Adjusted EBITDA.
(9)The 2023 amount has been adjusted from the amount previously reported to correct the inadvertent exclusion of Lumen from the peer group used to calculate the peer group total shareholder return. The 2022 amount has been adjusted from the amount previously reported to correct an inadvertent typographical error in the peer group total shareholder return amount.
Financial Performance Measures
The financial metrics we use in our annual and long-term incentive plans are our most important financial measures. As described in the sections titled "Executive Compensation Philosophy" and "Elements of Compensation" in the Compensation Discussion and Analysis, our short-term incentives are designed to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain Company, corporate, business unit and individual performance goals. Our long-term incentives are designed to encourage and reward performance that will lead to long-term enhancement of stockholder value. The most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's named executive officers for the most recently completed fiscal year to the Company's performance are:
•Adjusted EBITDA; and
•stock price.
Analysis of the Information Presented in the Pay versus Performance Table
While we utilize several performance measures to align executive compensation with performance, not all of these measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation actually paid (as defined by SEC rules) for a particular year. Furthermore, our CEO and named executive officers have changed, making year-to-year comparisons of compensation actually paid difficult.

In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Net Income
Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid and Total Shareholder Return
SECURITY AUTHORIZED FOR ISSUANCE UNDER THE AMENDED AND RESTATED PLAN
The following table sets forth certain information as of December 31, 2024 with respect to the Amended and Restated Long Term Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)($)(2)	Number of Securities Remaining Available for Future issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity compensation plans approved by stockholders:
2017 Long Term Incentive Plan, as amended	50,111,781	18.40	27,372,275
Equity compensation plans not approved by stockholders:
None	—	—	—
Total:	50,111,781	18.40	27,372,275

(1)Includes 17,241,726 options, 30,146,503 RSUs and 2,723,552 PSUs.
(2)Represents the weighted average exercise price of outstanding options. Shares issuable upon the vesting of RSUs and PSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(3)The table does not reflect the number of shares that may be used to settle unvested CPAs and DCAs as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis. If settled in shares, the estimated amount of shares to settle the unvested after-tax value of the target CPAs as of December 31, 2024 would be 23,757,000, based on an assumed aggregate employee tax rate of 38% and a stock price of $2.41. The remaining DCAs that vested in March 2025 were settled in cash.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the retention of KPMG LLP (“KPMG”) as our independent registered public accountants for 2025. KPMG will audit our consolidated financial statements for fiscal year 2025. We are asking that you ratify that appointment, although your ratification is not required. A KPMG representative will attend the annual meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends you vote FOR this proposal.

KPMG LLP Information
The following table presents fees for services rendered by KPMG in 2024 and 2023.

	2024	2023
	(in thousands)
Audit Fees(1)	$4,039	$4,315
Audit Related Fees(2)	1,762	30
Tax Fees(3)	1,792	2,097
All Other Fees	95	—
Total Fees	$7,688	$6,442

(1)Audit fees for 2024 and 2023 consisted principally of fees charged for services related to the annual audit of the Company’s consolidated financial statements, audit of internal control over financial reporting, quarterly reviews of the Company’s interim consolidated financial information and certain audits of subsidiaries.
(2)Audit-related fees of the Company in the year-ended December 31, 2024 consisted primarily of services relating to certain subsidiary audits, and other audit support services.
(3)Tax fees for 2024 and 2023 consisted of fees for the preparation of tax returns and tax consultation services.
The Audit Committee’s charter requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were pre-approved in accordance with the Audit Committee’s charter.
PROPOSAL 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules, including Section 14A of the Exchange Act. For the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the stockholders of Altice USA, Inc. (“Altice USA”) approve, on an advisory basis, the compensation of Altice USA’s named executive officers, as disclosed in Altice USA’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC."
While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.
The Board recommends you vote FOR this proposal.

PROPOSAL 4
NON-BINDING ADVISORY VOTE ON FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are seeking a stockholder vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote on executive compensation. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two or three years. Pursuant to Section 14A of the Exchange Act, we are required to hold at least once every six years an advisory stockholder vote to determine the frequency of the advisory stockholder vote on executive compensation.
After careful consideration of this proposal, our Board determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company and therefore recommends a vote for a triennial advisory vote. In reaching its recommendation, our Board considered that a triennial advisory vote would permit our compensation programs to be judged over a period of time. Our Board believes that a well-structured compensation program should include policies and practices that emphasize the creation of stockholder value over the long-term and that the effectiveness of such plans cannot be adequately evaluated on an annual or biennial basis.
While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when deciding upon the frequency of stockholder votes on executive compensation.
The Board recommends that an advisory vote to approve the compensation of our named executive officers be held “EVERY THREE YEARS.”
PROPOSAL 5
APPROVAL OF THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS AND REMOVE CERTAIN MAJORITY STOCKHOLDER CONSENT RIGHTS
Effective August 1, 2022, the State of Delaware amended Section 102(b)(7) (the “Section 102(b)(7) Amendment”) of the Delaware General Corporation Law (the "DGCL") to permit Delaware corporations to exculpate their officers, in addition to their directors, from personal liability for monetary damages for breach of the fiduciary duty of care in certain circumstances. This provision would only permit exculpation for direct claims, as opposed to derivative claims made by stockholders on behalf of the Company, and would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. In light of this update, we are proposing to amend and restate our Third Amended and Restated Certificate of Incorporation to extend exculpation from liability in specific circumstances to the Company’s officers, as permitted by Delaware law.

This proposed Fourth Amended and Restated Certificate of Incorporation (the “A&R Charter”) would provide that, to the fullest extent permitted by the DGCL, an officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as an officer. The proposed A&R Charter would not eliminate or limit the liability of an officer for any breach of the officer’s duty of loyalty to the Company or its stockholders, any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, any unlawful payment of dividends or unlawful stock purchase or redemption, or any transaction from which the officer derived an improper personal benefit. The proposed A&R Charter would also not eliminate or limit the liability of an officer for any claim asserted by or in the right of the Company.

The Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors, and accordingly, we believe that this proposal which would extend exculpation to officers, as specifically permitted by the Section 102(b)(7) Amendment, is fair and in the best interests of the Company and its stockholders.
In addition to adding the exculpation provisions described above, the proposed A&R Charter removes (i) from Article VIII certain consent rights in favor of Next Alt, an entity holding a majority of the voting power of the Company, and (ii) references to “A4” and "Altice N.V." which the Company understands have been reorganized and no longer exist in their prior corporate forms.

This description of the proposed A&R Charter is a summary and is qualified in its entirety by the full text of the A&R Charter, which is attached to this proxy statement as Appendix A and is marked to show the proposed changes described above. If this proposal is approved, we intend to file the A&R Charter with the Delaware Secretary of State as soon as practicable following the annual meeting. If our stockholders do not approve the A&R Charter, then the proposed changes shown in Appendix A will not be adopted.

For the foregoing reasons, we are asking our stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the Company’s stockholders approve the amendment and restatement of the Company’s Third Amended and Restated Certificate of Incorporation to provide for the exculpation of officers and remove certain consent rights provided to Next Alt, an entity holding a majority of the voting power of the Company.”

The Board recommends you vote FOR this proposal.
REPORT OF AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing the Company’s annual financial statements and expressing opinions as to the conformity of the annual financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
As part of its oversight activities during 2024, the Audit Committee discussed with the independent auditor the overall scope and plans for its audit and approved the terms of its engagement letter. The Audit Committee also reviewed the Company’s internal audit plan. The Audit Committee met with the Company’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, their evaluations of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of the Company’s internal auditors. Further, the Audit Committee monitored the Company’s response to matters raised through the confidential hotline and also discussed with management the processes by which the Company assesses and manages exposure to risks.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2024 and the independent auditor’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent auditor the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with the independent auditor that firm’s independence. All audit and non-audit services performed by the independent auditor were approved in accordance with the Audit Committee’s pre-approval policy, and the Audit Committee has concluded that the provision of such services to the Company is compatible with the independent auditor’s independence.
Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Members of the Audit Committee
Mark Mullen (chair)	Susan Schnabel	Raymond Svider

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Master Separation Agreement
On June 8, 2018, Altice USA and Altice N.V. (through its successors, referred to as “Altice Europe”) implemented a previously announced separation (the “Separation”) of Altice USA and Altice Europe, the former majority stockholder of Altice USA, by means of a pro-rata distribution in kind of substantially all of the shares of common stock of Altice USA owned directly or indirectly by Altice Europe to the Altice Europe shareholders (the “Distribution”). Altice USA and Altice Europe are each indirectly controlled by Mr. Patrick Drahi.
In connection with the Separation, on May 18, 2018, Altice USA entered into a Master Separation Agreement with Altice Europe (the “Master Separation Agreement”), which set forth the agreements between Altice USA and Altice Europe regarding the principal actions to be taken in connection with the Separation and other agreements that govern certain aspects of the relationship between Altice USA and Altice Europe following the Separation. In addition to the provisions described below, the Master Separation Agreement includes customary representations, warranties, covenants and conditions for transactions of this type.
Transfer of Assets and Retention of Liabilities
The Master Separation Agreement identified the assets and liabilities of Altice USA and Altice Europe that Altice USA and Altice Europe will hold following the Distribution.
Release of Claims
Altice USA and Altice Europe each agreed to release the other and its respective affiliates and the other’s directors, officers, agents and employees, and each of their respective heirs, executors and administrators, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to certain exceptions set forth in the Master Separation Agreement.
Indemnification
Altice USA and Altice Europe each agreed to indemnify the other and its respective subsidiaries and each of the other’s and its subsidiaries’ directors, officers, employees and agents, against certain liabilities incurred in connection with the Distribution. The amount of either Altice Europe’s or Altice USA’s indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Master Separation Agreement also specifies procedures regarding claims subject to indemnification.
Insurance
The Master Separation Agreement provides for the allocation between Altice USA and Altice Europe of rights and obligations under existing insurance policies with respect to occurrences prior to the Distribution and sets forth procedures for the administration of insured claims and certain other insurance matters.
Tax Matters
Altice USA and Altice Europe each agreed to indemnify the other for any liability for taxes of any member of the party’s respective group or certain taxes imposed on any member of the party’s group that are attributable to a pre-Distribution tax period. Altice USA and Altice Europe also agreed to cooperate with each other in connection with any tax matters relating to the Altice USA and Altice Europe groups, respectively, including preparation and filing of certain tax returns.
Dispute Resolution
The Master Separation Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between Altice USA and Altice Europe related to the Master Separation Agreement and the other ancillary agreements entered into in connection with the Separation.
Trademark License Agreement
In connection with the Separation, Altice USA entered into a trademark license agreement pursuant to which Next Alt granted us an exclusive, non-transferable and royalty-free license to use the “ALTICE” trademark and variations thereof and logos, designs and other marks containing the term “ALTICE” and variations thereof in North America and any territories under the jurisdiction of any state or country within North America in connection with Altice USA’s business.
Amended & Restated Stockholder Agreement
On August 2, 2023, we and Next Alt amended and restated the Stockholders’ Agreement by entering into the A&R Stockholder Agreement. We and Next Alt amended and restated the Stockholders’ Agreement in order to, among other things, remove (i) certain consent rights Next Alt was granted under the Stockholders’ Agreement and (ii) references to “A4” following the transfer of ownership of A4 to Next Alt and the subsequent dissolution of A4 in October 2022. Pursuant to the A&R Stockholder Agreement, so long as the Drahi Group beneficially owns, in the aggregate, at least 50% of the voting power of Altice USA’s outstanding capital stock: (i) Altice USA will cause the Board to consist of a majority of directors nominated by Next Alt, and (ii) for so long as the Board consists of nine members, Next Alt shall have the right to designate six directors to the Board. In the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of Altice USA’s outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number, and in the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. If a director designated by Next Alt resigns or is removed from the Board, only another director designated by Next Alt may fill the vacancy. After the Drahi Group ceases to beneficially own at least 20% of the voting power of Altice USA’s outstanding common stock, Next Alt shall cease to have the right to designate any director nominees for election to the Board. In the event that Mr. Patrick Drahi is not a member of the Board, one representative of the Drahi Group shall have board observer rights so long as the Drahi Group beneficially owns at least 20% of the voting power of Altice USA’s outstanding common stock.
Amended and Restated Stockholders and Registration Rights Agreement
Pursuant to the Amended and Restated Stockholders and Registration Rights Agreement (the “Stockholders and Registration Rights Agreement”), dated June 7, 2018, between Altice USA and Next Alt, Altice Europe, BC Partners LLP (“BCP”) and entities affiliated with the Canada Pension Plan Investment Board (“CPPIB,” and together with BCP, the “Sponsors”), Altice N.V. and Next Alt have an unlimited number of “demand” registrations for the registration of the sale of Altice USA common stock in a minimum aggregate amount, which is the lowest of (i) $100,000,000, (ii) one percent (1%) of the value of Shares (as such term is defined in the Post-Separation Stockholders and Registration Rights Agreement) that are publicly traded as of the close of business on the most recent business day or (iii) such lesser amount as agreed by the sponsors (as defined therein), Next Alt and Altice N.V. Additionally, the Stockholders and Registration Rights Agreement provided each of BCP and CPPIB with one “demand” registration during each twelve-month period beginning on the date of the Stockholders and Registration Rights Agreement, subject to an exception, and customary “piggyback” registration rights to the Stockholders (as such term is defined in the Stockholders and Registration Rights Agreement). The Stockholders and Registration Rights Agreement also provides that Altice USA shall pay certain expenses relating to such registrations and indemnify, among others, Altice N.V., Next Alt, BCP and CPPIB against certain liabilities which may arise under the Securities Act of 1933, as amended (the "Securities Act"). Each Sponsor also had the right to, among other things, designate one non-voting observer to the Board for so long as such Sponsor and certain of its affiliates owns at least 4% of the issued and outstanding shares of Class A and Class B common stock (without regard to the voting power of such Class B common stock), and there is no director who is a designee of such Sponsor on the Board. Subject to certain exceptions, each non-voting observer shall be permitted to attend all meetings of the Board and the committees thereof. The Stockholders and Registration Rights Agreement shall terminate automatically as to each stockholder party thereto when such stockholder ceases to hold any Shares (as defined in the agreement).
Commercial Services with Altice Europe and Affiliates
Altice USA is controlled by Mr. Patrick Drahi, who also controls Altice Europe and its subsidiaries and other entities. The Company has ongoing commercial relationships with Altice Europe and other entities controlled by Mr. Drahi. In 2024, the Company recognized revenue of approximately $0.5 million, primarily from the sale of advertising to a subsidiary of Altice Europe. For 2024, the Company recognized programming and other direct costs of approximately $11.6 million, including costs incurred by the Company for advertising services provided by a subsidiary of Altice Europe, as well as other operating expenses, net of approximately $45.7 million, including charges for services provided by certain subsidiaries of Altice Europe and other related parties, including costs for customer care services. Capital expenditures in 2024 included approximately $89.9 million for equipment purchased and software development services provided by subsidiaries of Altice Europe. Additional information can be found in

Note 16 to the Company's consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
RELATED PARTY TRANSACTION APPROVAL POLICY
Under our Related Party Transaction Approval Policy, the Audit Committee of the Board, consisting entirely of directors who have been determined by the board to be independent directors for purposes of the NYSE corporate governance standards, reviews and approves or takes such other action as it may deem appropriate with respect to transactions exceeding the Item 404 Threshold (as defined below) involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K under the Securities Act (“Item 404”), on the other hand, has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related-party disclosure requirements of the SEC as set forth in Item 404. Under the Related Party Transaction Approval Policy, the Audit Committee oversees, among other things, the approval of transactions and arrangements between the Company and its subsidiaries, on the one hand, and Altice Europe and its other subsidiaries or Next Alt or its affiliates, as applicable, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404 (the “Item 404 Threshold”).
The Related Party Transaction Approval Policy provides that to simplify the administration of the approval process under the Related Party Transaction Approval Policy, the Audit Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement does not apply to the implementation and administration of intercompany arrangements under the Related Party Transaction Approval Policy, but covers any amendments, modifications, terminations or extensions involving amounts in excess of the Item 404 Threshold, as well as the handling and resolution of any disputes involving amounts in excess of the Item 404 Threshold. The Company’s executive officers and directors who are also senior executives or directors of Altice Europe or Next Alt, as the case may be, may participate in the negotiation, execution, amendment, modification or termination of intercompany arrangements subject to the Related Party Transaction Approval Policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and Altice Europe or Next Alt, as the case may be, under the direction of the Audit Committee when acting on behalf of the Company.
The Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.
STOCK OWNERSHIP TABLE
BENEFICIAL OWNERSHIP
The following table presents certain information as of April 17, 2025 with respect to the beneficial ownership of Altice USA common stock by:
•each of our current directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock and Class B common stock.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Altice USA, Inc., 1 Court Square West, Long Island City, New York 11101.
As of April 17, 2025, we have 283,502,205 shares of our Class A common stock and 184,223,813 shares of our Class B common stock outstanding.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Number	%(1)	Number	%
5% Stockholders(2)
Next Alt S.à.r.l.(3)(4)	188,731,066	40.4	182,884,414	99.3	93.6
The Vanguard Group Inc.(5)	21,476,224	7.6	—	—	*
Barclays PLC(6)	19,275,919	6.8	—	—	*
Empyrean Capital Partners, LP (7)	17,500,000	6.2	—	—	*

Named Executive Officers and Directors(8)
Dennis Mathew	2,196,939	*	—	—	*
Marc Sirota	374,164	*	—	—	*
Michael E. Olsen	641,386	*	—	—	*
Colleen Schmidt	769,421	*	—	—	*
Patrick Drahi(3)(4)(9)	191,599,888	41.1	182,884,414	99.3	93.6
David Drahi	—	—	—	—	—
Dexter Goei(10)	18,642,438	6.4	—	—	*
Mark Mullen(11)	107,380	*	—	—	*
Dennis Okhuijsen	—	—	—	—	—
Susan Schnabel(12)	125,713	*	—	—	*
Charles Stewart(13)	452,579	*	—	—	*
Raymond Svider(14)	166,379	*	—	—	*
All executive officers and directors as a group	214,330,881	44.6	182,884,414	99.3	93.9

(1)An asterisk has been provided for any holder with less than 1% of the applicable class of equity or voting power.
(2)5% stockholders have the same applicable voting rights as other holders of Class A common stock and Class B common stock.
(3)Includes (i) 5,846,652 shares of Class A common stock held by Next Alt, a wholly-owned and controlled personal holding company of Mr. Patrick Drahi and (ii) 182,884,414 shares of Class A common stock issuable upon conversion of 182,884,414 shares of Class B common stock held by Next Alt. Each share of Class B common stock is convertible at any time upon written notice of the holder into one share of Class A common stock.
(4)The principal address for the personal holding companies controlled by Mr. Patrick Drahi or his family is 1, Rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg.
(5)Pursuant to Schedule 13G/A filed on February 13, 2024, the amount reported consists of shares beneficially owned, as of December 29, 2023 by The Vanguard Group, Inc. (“Vanguard”) with sole dispositive power over 21,257,068 shares of Class A common stock and shared dispositive power over 219,156 shares of Class A common stock. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Pursuant to Schedule 13G/A filed on March 21, 2025, the amount reported consists of shares beneficially owned, as of December 31, 2024 by Barclays PLC (“Barclays”) with sole dispositive power over 19,275,919 shares of Class A common stock. The principal address of Barclays is 1 Churchill Place, London - E14 5HP.
(7)Pursuant to Schedule 13G filed jointly by Empyrean Capital Partners, LP (“Empyrean”) and Amos Meron, general partner of Empyrean on February 14, 2025, the amount reported consists of shares beneficially owned, as of December 31, 2024, by. Such information indicates that as of December 31, 2024, Empyrean and Mr. Meron have shared voting power over 17,500,000 shares of Class A common stock and shared dispositive power over 17,500,000 shares of Class A common stock. The principal business address of Empyrean and Mr. Meron is 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(8)The address for these persons is c/o Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101.
(9)The shares of Class A common stock and shares of Class B common stock reported as beneficially owned by Next Alt are also reported as beneficially owned by Patrick Drahi. Additionally, includes 2,868,822 shares of Class A common stock issuable upon the exercise of presently exercisable options to purchase Class A common stock held by UpperNext, a wholly-owned and controlled personal holding company of Patrick Drahi. Mr. Drahi is a director of the Company, and Next Alt is party to a stockholder agreement with the Company pursuant to which it has certain rights to appoint directors of the Company.
(10)Mr. Goei holds shares of Class A common stock individually and through personal holding companies. Includes 9,484,598 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(11)Includes 29,531 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(12)Includes 27,864 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(13)Includes 428,654 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(14)Includes 29,531 shares of Class A common stock issuable upon the exercise of presently exercisable options.

OTHER MATTERS
MATTERS TO BE RAISED AT THE 2025 ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING & FUTURE ANNUAL MEETING BUSINESS
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2026 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2026 annual meeting must submit their proposals to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 on or before January 1, 2026. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2026 proxy statement.
In accordance with our Second Amended and Restated Bylaws, in order to be properly brought before the 2026 annual meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than February 11, 2026 and no later than March 13, 2026.
If, however, the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, then such written advance notice of a matter a stockholder wishes to present an annual meeting must be received by the Corporate Secretary not earlier than 120 days prior to the 2026 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.
In addition to the requirements set forth in our Second Amended and Restated Bylaws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rule (Rule 14a-19 under the Exchange Act) must also comply with the additional requirements of Rule 14a-19.
The stockholder must also provide all of the information required by our Second Amended and Restated Bylaws.
HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 or call 1-516-803-2300.
ANNUAL REPORT ON FORM 10-K
We will furnish (upon payment of a reasonable charge for any exhibit requested) a copy of our annual report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, to any stockholder who requests one in writing. Any such request should be directed to Altice USA, Inc., Investor Relations, 1 Court Square West, Long Island City, New York 11101.
Michael E. Olsen
General Counsel and Chief Corporate Responsibility Officer
Long Island City, New York
April 28, 2025

APPENDIX A

~~THIRD~~FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
ALTICE USA, INC.

* * * * *
ARTICLE I
NAME
The name of the Corporation is Altice USA, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK
(1)Authorized Shares. This Corporation is authorized to issue capital stock to be designated “Common Stock” and “Preferred Stock.” A total of 9,000,000,000 shares of Common Stock are authorized to be issued, $0.01 par value per share, 4,000,000,000 of which are designated “Class A Common Stock,” 1,000,000,000 of which are designated “Class B Common Stock” and 4,000,000,000 of which are designated “Class C Common Stock.” A total of 100,000,000 shares of Preferred Stock are authorized to be issued, $0.01 par value per share. The number of authorized shares of Common Stock or any class of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class.
(2)Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation’s outstanding capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
(3)Voting Rights of Class A Common Stock and Class B Common Stock. Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to twenty-five votes per share on any matter submitted to a vote of the stockholders. Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law.
(4)No Voting Rights for Class C Common Stock. Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or required by applicable law, the holders of shares of Class C Common Stock are not entitled to vote on any matter submitted to a vote of the stockholders.
(5)Dividends and Distributions. Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to share equally, on a per share basis, in any dividend or distribution of funds legally available if the Board, in its discretion, determines to declare and pay dividends and only then at the times and in the amounts that the Board may determine. In the event that a dividend is paid in the form of shares of capital stock of the Corporation or rights to acquire or securities convertible into or exchangeable for shares of capital stock of the Corporation, then, in the Board’s discretion, either (i) the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall receive the identical class of securities on an equal per share basis or (ii) (a) the holders of shares of Class A Common Stock shall receive Class A Common Stock, or securities convertible into or exchangeable for shares of Class A Common Stock or rights to acquire such securities, as the case may be; (b) the holders of shares of Class B Common Stock shall receive Class B Common Stock, or securities convertible into or exchangeable for shares of Class B Common Stock or rights to acquire such securities, as the case may be; and (c) the holders of shares of Class C Common Stock shall receive Class C Common Stock, or securities convertible into or exchangeable for shares of Class C Common Stock or rights to acquire such securities, as the case may be; in each such case in this clause (ii), in an equal amount per share.
(6)Distributions of Another Corporation’s Securities. Unless otherwise approved by the Board, where the securities of another corporation are distributed, they must only be distributed to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock on the basis that:
(a)the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock receive the identical class of securities; or
(b)subject to the remainder of this Section (6), the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock each receive different classes of securities; or
(c)subject to the remainder of this Section (6), the holders of one or more class of Common Stock receive a different class of securities than the holders of all other classes of Common Stock, in each case, on an equal per share basis, and, to holders of any shares of Preferred Stock outstanding at the time, on such terms as the Board may determine.
To the extent that a dividend is declared and paid pursuant to paragraph (b) or (c) of this Section (6) then:
(i)the holders of Class B Common Stock shall receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of Common Stock shall receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share):
(1)in each case, without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in voting rights (and related differences in designation, conversion and rights to distributions pursuant to this Article IV) between the Class A Common Stock, the Class B Common Stock and the Class C Common Stock; and
(2)provided that the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) do not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions pursuant to this Article IV); and
(ii)in the event that the holders of Class A Common Stock receive a class of securities having different rights than those received by the holders of Class C Common Stock:
(1)the rights of the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) may not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions pursuant to this Article IV); and
(2)the relevant classes of securities shall be distributed to the holders of Class A Common Stock and Class C Common Stock such that the relative voting rights (and related differences in designation, conversion, redemption, rights to dividends in specie comprising securities and rights to distributions pursuant to this Article IV) of the class of securities (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities resulting from such conversion, exchange or purchase) to be received by the holders of Class A Common Stock on the one hand and Class C Common Stock on the other hand corresponds to the extent practicable to the relative voting rights (and related differences in designation, conversion, redemption and rights to distributions pursuant to this Article IV) as the Class A Common Stock compares to the Class C Common Stock.
(7)Liquidation, Dissolution or Winding Up. Upon dissolution, liquidation or winding up of the Corporation, the assets legally available for distribution to stockholders will be distributable ratably among the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock unless different treatment of such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting separately as a class.
(8)Equal Status. Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of (i) a consolidation or merger of the Corporation with or into any other entity; (ii) any tender offer or exchange offer by any person or entity pursuant to an agreement to which the Corporation is a party or that the Board recommends; or (iii) a sale by Next Alt S.à r.l., a Luxembourg private company with limited liability or any successor thereto (“Next Alt”), or any of its subsidiaries that holds shares of Class B Common Stock or, solely in the event shares of Class B Common Stock have been distributed to Patrick Drahi (“Patrick Drahi”), his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit or any Affiliate of Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit (together with Next Alt and any of its subsidiaries that hold such shares, the “Next Alt Holders”), a sale by Patrick Drahi, such heirs or such trusts or entities or such Affiliates, in one or a series of related transactions, whether to a single purchaser or purchasers constituting a “group” as defined in Section

13(d) of the Securities Exchange Act of 1934, of shares of Class B Common Stock representing (a) at least 40% of the votes entitled to be cast by all stockholders entitled to vote in an election of directors and (b) a greater number of votes than the Next Alt Holders collectively are entitled to cast immediately following such sale, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to participate proportionately and to receive, or to elect to receive, the same form of consideration and the same amount of consideration on a per share basis. Notwithstanding the foregoing, if any securities consideration is paid, distributed or offered to holders of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock in any such transaction, such consideration may differ only in terms of voting rights such that the holder of a share of Class B Common Stock shall receive or have the right to elect to receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of Common Stock shall receive or have the right to elect to receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share), and any securities that the holder of a share of Class C Common Stock shall receive or have the right to elect to receive shall either have no voting rights or the same voting rights as the securities that a holder of Class A Common Stock shall receive or have the right to elect to receive.
(9)Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified unless the shares of the other classes are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification.
(10)No Preemptive or Similar Rights. Shares of the Class A Common Stock, Class B Common Stock and Class C Common Stock are not entitled to preemptive rights and are not subject to conversion or redemption provisions, except for the conversion provisions with respect to the Class B Common Stock and Class C Common Stock described in this Article IV. Any one or more series of Preferred Stock will have only such preemptive or similar rights granted to the holders thereof by the Board pursuant to Section (2) of this Article IV.
(11)Voluntary Conversion of Class B Common Stock. Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or required by applicable law, each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, no later than ten (10) calendar days after receipt of the written notice, issue and take action to deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form (such date of the issuance, in the case of certificated shares, or registration, in the case of uncertificated shares, the “Conversion Date”). The Corporation shall not be liable for any losses incurred by any person resulting from any delay in effecting any conversion under this Section (11). Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such Conversion Date. Each share of Class B Common Stock that is converted pursuant to this Section (11) shall be retired by the Corporation and shall not be available for reissuance.
(12)Automatic Conversion and Transfers of Class B Common Stock and Class C Common Stock. Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or required by applicable law, there shall be no automatic conversion of shares of Class B Common Stock upon transfer under any circumstances. The disparate voting rights of the shares of Class B Common Stock will not change upon transfer unless first converted into shares of Class A Common Stock. Immediately prior to any conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock, the holders of a majority of the voting power of the Class B Common Stock at the time of such conversion, may, in connection with such conversion, require that each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock on a date fixed by the Board, which date shall be no less than 61 days and no more than 180 days following the conversion of all outstanding shares of Class B Common Stock. In the event of such conversion of shares of Class C Common Stock into Class A Common Stock, each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class C Common Stock subject to such conversion shall, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class C Common Stock have been converted into shares of Class A Common Stock as a result of an automatic conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class C Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class C Common Stock were converted as a result of automatic conversion (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class C Common Stock that is converted pursuant to this Section (12) of this Article IV shall thereupon be retired by the Corporation and shall not be available for reissuance.
(13)Reservation of Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the of Class B Common Stock and Class C Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock into shares of Class A Common Stock.
(14)Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Sections (3)-(14) of this Article IV (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote of the holders of a majority of the voting power of the Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws.

ARTICLE V
CORPORATE OPPORTUNITIES
(1)In recognition and anticipation that:

(a)Patrick Drahi and certain directors, principals, officers, employees and/or other representatives of Next Alt~~, Altice N.V., a Dutch public company with limited liability (vaamloze vennootchap)~~ or any successor thereto ~~(“Altice N.V.”), A4 S.A., a Luxembourg public limited liability company or any  successor thereto (“A4”), and their Affiliates~~ (each such director, principal, officer, employee and/or other representative, an “Next Alt Group Representative” and collectively, the “Next Alt Group Representatives) may serve as directors, officers or agents of the Corporation;
(b)Patrick Drahi, Next Alt, ~~Altice N.V., A4,~~ the Next Alt Group Representatives and their respective Affiliates may now engage, may continue to engage and may in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage; and
(c)members of the Board who were or are in the future nominated by Next Alt ~~or A4~~ pursuant to the ~~Stockholders’~~Stockholder Agreement (“Designated Directors”) may now engage, may continue to engage and may in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage;
the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities that may involve Patrick Drahi, Next Alt, ~~Altice N.V., A4,~~ the Next Alt Group Representatives and the Designated Directors, or their respective Affiliates, and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. As used herein, “~~Stockholders’~~Stockholder Agreement” refers to that certain ~~Stockholders’~~Amended and Restated Stockholder Agreement ~~to be~~ entered into by and ~~among~~between the Corporation, and Next Alt ~~and A4~~, as amended from time to time.

(2)For purposes of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation, unless otherwise explicitly stated, (i) the term “Affiliate” shall mean (a) in respect of Next Alt, any Person that, directly or indirectly, is controlled by Next Alt, controls Next Alt or is under common control with Next Alt and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); (b) in respect of ~~A4, any Person  that, directly or indirectly, is controlled by A4, controls A4 or is under common control with A4 and shall include  any principal, member, director, partner, stockholder, officer, employee or other representative of any of the  foregoing (other than the Corporation and any entity that is controlled by the Corporation); (c) in respect of~~ Patrick Drahi, any Person that, directly or indirectly, is controlled by Patrick Drahi (other than the Corporation and any entity that is controlled by the Corporation); (~~d~~c) in respect of any Next Alt Group Representative, any Person that, directly or indirectly, is controlled by such Next Alt Group Representative (other than the Corporation and any entity that is controlled by the Corporation); (~~e~~d) in respect of any Designated Director, any Person that, directly or directly, is controlled by such Designated Director (other than the Corporation and any entity that is controlled by the Corporation); and (fe) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) the term “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(3)Unless an opportunity to engage in a business opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates engages or is reasonably likely to engage arises in or is predominantly related to North America (each such opportunity a “North America Business Opportunity”), to the fullest extent permitted by law, none of (i) Patrick Drahi; (ii) Next Alt; (iii) ~~Altice N.V.; (iv) A4; (v)~~ any Next Alt Group Representative; (~~vi~~iv) any Designated Director (including any Designated Director who serves as an officer of the Corporation); or (~~vii~~v) any of the foregoing Persons’ Affiliates (the Persons identified in (i), (ii), (iii), (iv), and (v~~), (vi) and (vii~~) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from, directly or indirectly, (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates engages or is reasonably likely to engage in or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.
(4)`Except with respect to any North America Business Opportunity, to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates.
(5)In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, and which is not a North America Business Opportunity, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, himself or herself, or offers or directs such corporate opportunity to another Person.
(6)To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.
(7)Neither the amendment nor repeal of this Article V, nor the adoption of any provision of, or any other amendment to, this ~~Third~~Fourth Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former Identified Person in respect of any act or omission occurring prior to the time of such amendment, repeal, adoption or modification.

ARTICLE VI

MATTERS RELATING TO DIRECTORS

(1)Director Powers. The business and affairs of the Corporation shall be managed by or under the directions of the Board. In addition to the powers and authority expressly conferred upon the Board by statute or by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws, the Board is hereby empowered to exercise all such powers and do all such things as may be exercised or done by the Corporation.
(2)Number of Directors. The authorized number of directors of the Board comprising the entire Board shall be not less than seven nor more than twelve. An increase or decrease in the outer limits of this range of directors requires the affirmative vote of the holders of a majority of the voting power of the Corporation’s outstanding capital stock entitled to vote thereon. Within the foregoing limits, and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Board. No decrease in the authorized number of directors of the Board shall shorten the term of any incumbent director.
(3)Quorum. A quorum is required for the transaction of business at any meeting of the Board. A majority of the number of directors then in office shall be required to constitute a quorum; provided that so long as Next Alt is entitled to nominate three or more directors to the Board pursuant to the ~~Stockholders’~~Stockholder Agreement, such quorum must include (i) the Chairman of the board of managers of Next Alt and two other directors nominated to the Board pursuant to the ~~Stockholders’~~Stockholder Agreement by Next Alt or (ii) in the event the Chairman of the board of managers of Next Alt is not a member of the Board, three directors nominated to the Board pursuant to the ~~Stockholders’~~Stockholder Agreement by Next Alt; provided, however, that, in the case of clause (i) of this Section (3) of this Article VI, if consented to in writing (including by email) by Next Alt prior to the applicable meeting of the Board, three directors nominated to the Board pursuant to the ~~Stockholders’~~Stockholder Agreement by Next Alt shall be required to constitute a quorum, none of which need be the Chairman of the board of managers of Next Alt. In the event Next Alt is entitled to nominate one or two directors to the Board pursuant to the ~~Stockholders’~~Stockholder Agreement and such directors are elected to the Board by the stockholders of the Corporation, a quorum must include each of the directors nominated to the Board pursuant to the ~~Stockholders’~~Stockholder Agreement by Next Alt. ~~For the avoidance of doubt, the A4-Next Alt Designee (as  defined in the Stockholders’ Agreement) shall be considered a director nominated to the Board pursuant to the  Stockholders’ Agreement by Next Alt.~~
(4)Vacancies and Newly Created Directorships. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the ~~Stockholders’~~Stockholder Agreement, any newly created directorship on the Board that results from an increase in the number of directors within the range set forth in Section (2) of this Article VI and any vacancy occurring on the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders for the election of directors and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(5)Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the ~~Stockholders’~~Stockholder Agreement, stockholders holding a majority of the voting power of the Corporation’s outstanding capital stock entitled to vote thereon may remove any or all directors with or without cause.
(6)Vote by Ballot. Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the Corporation’s Bylaws.

ARTICLE VII

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION
OF DIRECTORS, OFFICERS AND OTHERS

(1)To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or as an officer.
(2)The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, that, except for proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not be obligated to indemnify any such director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has reasonable cause to believe that the person’s conduct was unlawful.
(3)The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; provided, that, except for proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not be obligated to indemnify any such director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.
(4)To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (2) and (3) of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(5)Any indemnification under Sections (2) and (3) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (2) and (3). Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.
(6)Expenses (including attorneys’ fees) incurred by a current officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such expenses (including attorneys’ fees) incurred by former directors and officers of the Corporation or by persons serving at the request of the Corporation as directors or officers of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
(7)The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(8)The Corporation may purchase and maintain insurance on behalf of any person who is or was an Affiliate, director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him against such liability under Section 145 of the DGCL.
(9)For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(10)For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.
(11)The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
(12)Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
(13)The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.
(14)The Corporation hereby acknowledges that certain of its directors and officers (the “Specified Persons”) may have rights to indemnification and advancement of expenses provided by Next Alt or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Next Alt Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Persons to the extent the underlying matter arises from or is related to the Specified Person’s service as a director on the Board or as an officer of the Corporation, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Persons, as required by the terms of this Article VII, without regard to any rights the Specified Persons may have against the Next Alt Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Next Alt Indemnitors from any and all claims against the Next Alt Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Next Alt Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Persons have sought indemnification from the Corporation shall affect the foregoing and the Next Alt Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Persons against the Corporation. These rights shall be a contract right.

ARTICLE VIII

MATTERS RELATING TO STOCKHOLDERS

(1)Annual Meeting of Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.
(2)Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, special meetings of the stockholders of the Corporation may be called only by the Board, the Chairman of the Board, or stockholders holding a majority of the voting power of the Corporation’s outstanding capital stock ~~or the director nominated pursuant to the Stockholders’  Agreement by A4~~, and may not be called by any other person or persons. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
(3)Action by Written Consent of Stockholders. Notwithstanding anything to the contrary in this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or certified or registered mail with return receipt requested.
(4)~~Approval and Consent Rights. Until the Expiration Date, notwithstanding anything to the contrary  herein or in the governing documents of any of the Subsidiaries of the Corporation, without the prior written  approval of Next Alt, the Corporation shall not (either directly or indirectly through an Affiliate or otherwise or  through one or a series of related transactions):~~
~~(a) effect or consummate a Change of Control or publicly endorse a Change of Control (including  by recommending any tender or exchange offer that would result in a Change of Control) or enter into any agreement or arrangement to effect or consummate a Change of Control;~~
~~(b) amend (or approve or recommend amendment of) the Corporation’s or any of the  Corporation’s Subsidiaries’ certificates of incorporation or bylaws (or other similar organizational documents), including by merger, consolidation or otherwise; and~~
~~(c) commence any liquidation, dissolution or voluntary bankruptcy, administration,  recapitalization or reorganization in any form of transaction, make arrangements with creditors, or consent  to the entry of an order for relief in any involuntary case, or take the conversion of an involuntary case to a  voluntary case, or consent to the appointment of or take possession by a receiver, trustee or other custodian  for all or substantially all of its or its Subsidiaries’ property, or otherwise seek the protection of any  applicable bankruptcy or insolvency law.~~
~~For purposes of this Section (4) only,~~
~~1.“A4 Group” means A4 and each Person that is an Affiliate of A4;~~
~~2.“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that none of the  Corporation and its Subsidiaries shall be considered an Affiliate of a member of the PDR Group for  purposes of this Section (4);~~
~~3.“beneficially own” means, with respect to the Corporation Common Stock, having “beneficial~~  ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Securities Exchange ~~Act of 1934, as amended, and the rules and regulations promulgated thereunder, without giving effect to~~  the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i), including, for the avoidance of doubt, ~~any shares of Corporation Common Stock over which a Person has a right to vote, through voting  agreement, proxy or otherwise.~~
~~4.“Change of Control” means (a) the sale, lease, conveyance, disposition, in one or a series of related  transactions (other than a merger or consolidation), of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group of Persons (other than a member  or members of the PDR Group) or (b) a merger, reorganization, recapitalization, combination or~~  consolidation of, or any other transaction (including the purchase of the Corporation Securities) involving, ~~the Corporation with any other Person after which a member or members of the PDR Group cease to  beneficially own fifty percent (50%) or more of the voting power of the Corporation or the surviving entity  in such transaction, as the case may be;~~

~~5.“Corporation Common Stock” means, collectively, (i) the Class A Common Stock, (ii) the Class B  Common Stock, (iii) the Class C Common Stock, and (iv) any equity interest into which such shares of  common stock set forth in clauses (i), (ii) or (iii) shall have been changed, or any equity interest resulting from any reclassification, recapitalization, reorganization, merger, consolidation, conversion, stock or other  equity split or dividend or similar transactions with respect to such shares of common stock;~~
~~6.“Corporation Securities” means (i) the Corporation Common Stock, (ii) any Preferred Stock, (iii) any~~  other common stock issued by the Corporation and (iv) any securities convertible into or exchangeable for, ~~or options, warrants or other rights to acquire, Corporation Common Stock or any other common or  Preferred Stock issued by the Corporation;~~
~~7.“control” (including the terms “controlled by” and “under common control with”), with respect to the  relationship between or among two or more Persons, means the possession, directly or indirectly or as  trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or  management of a Person, whether through the ownership of voting securities, as trustee, personal  representative or executor, by contract or otherwise;~~
~~8.“Expiration Date” means the first date on which the PDR Group, in the aggregate, ceases to  beneficially own at least twenty percent (20%) of the voting power of the outstanding Corporation  Common Stock;~~
~~9.“Governmental Entity” means any United States federal, state or local, or foreign, international or  supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or  self-regulatory body, agency or authority thereof;~~
~~10.“Next Alt Group” means Next Alt and each Person that is an Affiliate of Next Alt;~~
~~11.“PDR Group” means (i) Next Alt, (ii) each member of the Next Alt Group, (iii) A4, (iv) each member  of the A4 Group, (v) Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their  control or formed for his or their benefit, and (vi) any Affiliate of Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit;~~
~~12.“Person” means an individual, corporation, partnership, joint venture, association, trust,  unincorporated organization, limited liability company, Governmental Entity or other entity; and~~
~~13.“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or~~  other voting ownership interests sufficient, together with any contractual rights, to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of ~~the equity interests of which is owned directly or indirectly by such first Person).~~

ARTICLE IX

DGCL SECTION 203 AND BUSINESS COMBINATION

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X
MISCELLANEOUS
If any provision or provisions of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION
AND BYLAWS

Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this ~~Third~~Fourth Amended and Restated Certificate of Incorporation are subject to this reserved power. Except as otherwise expressly provided by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation, the Board shall have the power to adopt, amend or repeal the Corporation’s Bylaws. Any adoption, amendment or repeal of the Corporation’s Bylaws by the Board shall require the approval of a majority of the Board.

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V73428-P30218

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTICE USA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Patrick Drahi	☐	☐	☐
1b. David Drahi	☐	☐	☐
1c. Dexter Goei	☐	☐	☐
1d. Dennis Mathew	☐	☐	☐
1e. Mark Mullen	☐	☐	☐
1f. Dennis Okhuijsen	☐	☐	☐
1g. Susan Schnabel	☐	☐	☐
1h. Charles Stewart	☐	☐	☐
1i. Raymond Svider	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To ratify the appointment of the Company's Independent Registered Public Accounting Firm for 2025.	☐	☐	☐
3. To approve, in an advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote EVERY THREE YEARS on the following proposal:	3 Years	2 Years	1 Year	Abstain
4. To recommend, by non-binding advisory vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
5. To approve the Company's Fourth Amended and Restated Certification of Incorporation to provide for the exculpation of officers and to remove certain majority stockholder consent rights.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V73429-P30218

ALTICE USA, INC.
Annual Meeting of Shareholders
June 11, 2025 9:00 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael Olsen as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTICE USA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, ET on June 11, 2025, at www.virtualshareholdermeeting.com/ATUS2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side